UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SOUTH STREET FINANCIAL CORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTH STREET FINANCIAL CORP.

Post Office Box 489

155 West South Street

Albemarle, North Carolina 28001

(704) 982-9184

NOTICE OF 2007 SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 20, 2007

NOTICE IS HEREBY GIVEN that the 2006 Special Meeting of Stockholders (the “Special Meeting”) of South Street Financial Corp. (the “Company”) will be held on March 20, 2007, at 10:00 a.m., Eastern Time, at the main office of the Company at 155 West South Street, Albemarle, North Carolina.

The Special Meeting is for the purpose of considering and voting upon the following matters:

1.	To approve an amendment to the Company’s Articles of Incorporation which will authorize 500,000 shares of a new Series A Preferred Stock (the “Authorization”);

2.	To approve an amendment to the Articles of Incorporation which will effect a conversion of all shares of common stock held by record shareholders owning less than 750 shares of common stock into shares of the Series A Preferred Stock on a one share of common stock for one share of preferred stock basis (the “Conversion”); and

3.	To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Special Meeting.

The Authorization and Conversion will be voted on separately at the Special Meeting; however the effectiveness of the Authorization and Conversion is conditioned upon the passage of both, and neither proposal will be effective without the passage of both.

The Board of Directors has established February 22, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

The Board of Directors has carefully considered the terms of the Authorization and Conversion and believes that both proposals are fair to, and in the best interests of, the Company and its stockholders. The Board of Directors has unanimously approved this transaction and recommends that you vote FOR the approval of the amendments to the Company’s Articles of Incorporation authorizing the new Series A Preferred Stock and Conversion.

Those stockholders holding shares of Series A Preferred Stock immediately following the Conversion will have the option to sell those shares to the Company at any time during the thirty (30) day period following the Conversion at a cash price equal to $10.00 per share.

Those stockholders whose common shares are converted to Series A Preferred Stock following the Conversion are entitled to dissenters’ rights under Article 13 of the North Carolina Business Corporation Act, a copy of which is attached. In order to perfect dissenters’ rights, you must comply in full with the requirements of North Carolina law.

A form of proxy is enclosed to enable you to vote your shares at the Special Meeting. Your vote is very important. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors

/s/ David L. Smith
David L. Smith
Secretary

Albemarle, North Carolina

February 23, 2007

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SOUTH STREET FINANCIAL CORP.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 20, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of South Street Financial Corp. (“South Street” or the “Company”) to be voted at a special meeting of South Street’s stockholders to be held at the Company’s principal office at 155 West South Street, Albemarle, North Carolina at 10:00 a.m. on March 20, 2007 (the “Special Meeting”).

The Board of Directors is soliciting your vote to approve(s) an amendment to the Company’s Articles of Incorporation which authorizes (the “Authorization”) 500,000 shares of a new class of Series A Preferred Stock (“Series A Preferred Stock” or the “preferred stock”) and (ii) an amendment to the Company’s Articles of Incorporation which provides for the conversion of all common shares held by shareholders owning less than 750 shares of record to shares of Series A Preferred Stock on a one share of common stock for one share of preferred stock basis (the “Conversion”). The proposed amendments to the Articles of Incorporation are collectively referenced in this Proxy Statement as the “Amendment”. As set forth in the Amendment, those shareholders owning shares of the Series A Preferred Stock immediately following the Conversion shall have the option to sell any or all of the preferred stock received as a result of the Conversion to the Company at a cash price equal to $10.00 per share (the “Put Price”) during the thirty (30) days following the Conversion. Under the terms of the proposed Amendment, the number of authorized shares of preferred stock (excluding Series A Preferred Stock) will be reduced from 5,000,000 to 4,500,000, and the number of shares of authorized common stock will remain 5,000,000. The Authorization and Conversion will be voted on separately at the Special Meeting; however, the effectiveness of each proposal incorporated in the Amendment is conditioned upon the passage of both, and neither proposal will be effective without the passage of both. The Authorization and the Conversion, as more particularly set forth in the Amendment, are collectively referred to as the “Recapitalization”.

Stockholders owning the new class of Series A Preferred Stock will not have the same rights and entitlements as those stockholders owning South Street common stock. There will be no voting rights associated with the Series A Preferred Stock except (i) as required by law or (ii) upon the merger, acquisition or sale of the Company stock or assets, which requires approval of the holders of the common stock. Each share of Series A Preferred Stock will have a preference prior to any payment to holders of common stock at the time of the liquidation, dissolution or winding up of the Company in the amount of $4.50 per share. In addition, the Company will not be able to award any dividend to common shareholders without also paying a dividend of no less than equal value to the holders of Series A Preferred Stock. Upon a change in control of South Street, all shares of Series A Preferred Stock shall automatically convert to shares of common stock on a one share for one share ratio. A “Change of Control” is any merger, acquisition of all of the capital stock of, or other business combination involving the Company (other than with an entity 50% or more of which is controlled by, or is under common control with, the Company), (i) in which the Company is not the surviving entity, (ii) in which the Company survives the transaction as a subsidiary of another entity, (iii) which involves any sale of all or substantially all of the assets of the Company or (iv) in which the Company’s shareholders immediately prior to the transaction will hold less than 50% of the equity ownership or voting rights of the surviving entity after the transaction. In addition to the foregoing, holders of Series A Preferred Stock will lose any benefit associated with having registered shares.

Shareholders owning less than 750 shares of common stock on the Record Date are also entitled to dissent and obtain the fair value of his shares as of the date of the Conversion. Dissenting shareholders must deliver a written notice of their intent to demand payment if the Recapitalization is effectuated and may not vote in favor of the proposals. After the shareholder approval, and assuming the dissenting shareholder has otherwise complied with the applicable legal requirements, the dissenting holder must demand payment and turn in his certificates in accordance with the notice from the Company which will be mailed to dissenting shareholders following the Special Meeting. The Company will then pay such dissenting shareholders an amount equal to the Company’s estimate as to the fair value of the stock at the time of the Conversion, plus interest, which can be challenged and, if so desired by the dissenting shareholder, be subject to a court proceeding. The foregoing is only a summary of the rights of dissenting stockholders under Article 13 of the North Carolina Business Corporation Act (NCBCA), and each stockholder should carefully review the further discussion and qualifications under the heading “Description of the Amendment and Recapitalization - Dissenters’ Rights” herein, as well as Article 13 of the NCBCA attached hereto as Appendix C, and consult with their own counsel.

In connection with the Recapitalization, each record shareholder:

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Holding 750 or more shares of the Company’s common stock at the effective time of the Conversion, as determined by the Board of Directors, will retain the same number of common shares as owned prior to the Conversion and receive no consideration with respect to the Recapitalization; or

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Holding fewer than 750 shares of the Company’s common at the effective time of the Conversion, as determined by the Board of Directors, will be issued new shares of South Street Series A Preferred Stock in exchange for all shares of South Street common stock owned by such record shareholder on a one share of preferred stock for one share of common stock basis, and all shares of common stock held by such shareholder prior to the effective time of the Conversion will be cancelled. Each record shareholder who receives Series A Preferred Stock in exchange for that shareholder’s common stock in connection with the Conversion will be able to sell the Series A Preferred Stock received as a result of the Conversion to the Company at the Put Price at any time during the thirty (30) day period following the Conversion.

The Company’s Board of Director’s basis in determining the number of shares held of record by all of the stockholders will be consistent with the Company’s stock records maintained in the ordinary course.

After the Recapitalization transaction, South Street anticipates it will have approximately 218 record stockholders owning common stock and approximately 379 record stockholders owning preferred stock. Once the Company has fewer than 300 common shareholders of record, we intend to deregister the Company’s common stock with the Securities and Exchange Commission (the “SEC”) so that South Street will no longer be subject to the periodic reporting and related requirements mandated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are applicable to public companies. Because fewer than 500 record shareholders will be holding shares of Series A Preferred Stock after the Conversion, the Company does not intend to register that class of stock with the SEC under the Exchange Act.

Once the Company deregisters as a SEC reporting company, we will no longer file current and periodic reports with the SEC, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, and we will also no longer be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. No shareholder will receive any consideration in exchange for approving the Recapitalization and the subsequent deregistration from SEC reporting requirements; however, we anticipate that the cost savings of no longer being a SEC reporting company will ultimately benefit the Company, and as a result, its shareholders.

Following stockholder approval of the Amendment, as a result of South Street no longer being a 1934 Act reporting company, South Street’s common stock will cease to be traded on the Nasdaq Global Market (formerly the Nasdaq National Market). After the transaction, any trading in our common or preferred stock will be quoted on the Over the Counter (“OTC”) Bulletin Board.

The Recapitalization cannot occur unless the holders of more than a majority of the issued and outstanding shares of South Street common stock approve the proposed Amendment.

This document provides you with detailed information about the proposed Recapitalization. Please see “Additional Information” on page 62 for additional information about South Street on file with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THIS PROXY STATEMENT. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement is being mailed to stockholders of South Street beginning on or about February 23, 2007.

SUMMARY TERM SHEET

This summary of terms, as well as the questions and answers that follow, highlights selected information about the proposed Recapitalization and Amendment included elsewhere in this Proxy Statement. This summary is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement, as well as any information that has been incorporated by reference, before you vote at the Special Meeting. All references to “South Street”, the “Company”, “we”, “us”, “our”, and “ours” refer to South Street Financial Corp. and its subsidiary, Home Savings Bank of Albemarle, S.S.B. (the “Bank”). The term “Conversion” shall refer to the conversion of common shares to shares of Series A Preferred Stock as to those Company stockholders owning less than 750 common shares. The term “Recapitalization” shall refer to the creation of the new class or Series and Preferred Stock and the Conversion, as more particularly set forth in the Amendment.

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If adopted by the Company’s stockholders, the Amendment will authorize the issuance of up to 500,000 shares of Series A Preferred Stock. Holders of Series A Preferred Stock will not be entitled to voting rights, but will receive a preferential payment upon the dissolution or liquidation of the Company. No dividend will be paid to common shareholders unless a dividend of no less than equal value is also paid to those persons owning Series A Preferred Stock. All shares of Series A Preferred Stock will automatically be converted to common stock upon a change of control event, as defined in the Amendment. (See pages 40-42.)

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Each holder of record of 750 or more shares of Company common stock immediately prior to the Conversion will retain the same number of shares of common stock, and such record holder will not receive any consideration as a result of this transaction or have his stock holdings affected as a result of the Conversion. (See pages 40-41.)

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Each holder of record of fewer than 750 shares of the Company common stock immediately prior to the Conversion will have their shares of common stock cancelled, and in exchange will receive one (1) share of Series A Preferred Stock for each share of common stock owned of record by such shareholder immediately prior to the Conversion. As a result, those holders of record owning fewer than 750 shares immediately prior to the Conversion will no longer be common shareholders of record after the Conversion and will receive no additional consideration other than the receipt of the Series A Preferred Stock. (See pages 40-41.)

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Those shareholders owning fewer than 750 shares of the Company common stock immediately prior to the Conversion and receiving Series A Preferred Stock as a result of the Conversion will be entitled to sell those shares of Series A Preferred Stock received as a result of the Conversion to the Company at any time within thirty (30) days following the Conversion at a price equal to $10.00 per preferred share (the “Put Price”). (See pages 41-43.)

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All stock certificates for Company common stock held by those shareholders owning fewer than 750 shares of the Company common stock immediately prior to the Conversion will be cancelled and must be returned to the Company. After the Amendment has been filed with the North Carolina Secretary of State, the

Company will send those stockholders whose common shares are being converted to Series A Preferred Stock transmittal materials that will inform those stockholders how to receive new stock certificates for their Series A Preferred Stock. Stockholders owning Series A Preferred Stock after the Recapitalization will accrue dividends on their new shares when declared by the Board of Directors, but they will not be entitled to receive the dividends until their old stock certificates are properly surrendered. Likewise, these preferred stockholders will not be able to transfer their shares on the Company’s books until their old certificates are properly surrendered. (See pages 41-43.)

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The purpose of the Recapitalization is to reduce the number of Company common stockholders so that we may deregister our common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board’s primary reason for deregistration is the estimated annual costs savings to the Company. If we deregister, we will not be governed by Sarbanes-Oxley Act of 2002 as applicable to public companies. We also will no longer file periodic reports with the SEC, including annual and quarterly reports on Form 10-KSB and Form 10-QSB, nor will we be subject to the SEC’s proxy rules. However, we currently intend to provide our stockholders with annual audited financial statements. Other reasons for, and anticipated consequences of, the Recapitalization are discussed in this Proxy Statement (See pages 16-19.)

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If we deregister our common stock under the Exchange Act, neither our common stock nor our preferred stock will be eligible for trading on the Nasdaq Global Market. We anticipate that our common stock may be quoted on the OTC Bulletin Board. However, we cannot predict whether or when this will occur or that an active trading market will exist for our common stock after it is deregistered with the SEC. It is unlikely that there will be an active trading market for the Series A Preferred Stock after the Recapitalization due to the limited number of shares which will be outstanding. As a result, it may be more difficult for our stockholders to sell their Company shares after the Recapitalization. (See page 36.)

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Those shareholders who receive Series A Preferred Stock and elect to sell those shares to the Company at the Put Price will recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their shares. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of common stock which are cashed out. These stockholders should consult their personal tax advisors for a full understanding of their tax consequences resulting from the Recapitalization and sale of such stock. (See pages 38-40.)

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The Board of Directors has determined the Recapitalization, as well as the Put Price to be paid to those Series A Preferred stockholders selling their stock to the Company following the Conversion, to be fair to the Company’s unaffiliated stockholders. Our directors separately considered the fairness of the Recapitalization as to those shareholders who will receive Series A Preferred Stock as well as those shareholders who will retain their shares of common stock after the Conversion. (See pages 20-26.)

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Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), an independent financial advisor to the Board of Directors, has delivered to the Board its written opinion dated August 10, 2006 (the “Written Opinion”), along with a letter dated December 6, 2006, updating its August 10 opinion (the “Bring Down Letter”). The Written Opinion states that, as of its date, the cash Put Price to be paid to electing stockholders owning Series A Preferred Stock was fair, from a financial point of view, to all Company stockholders. This Written Opinion was one of the factors considered by our Board in determining the Put Price. Copies of the Written Opinion and the Bring Down Letter are attached as Appendix B and Appendix C, respectively, to this Proxy Statement. The Written Opinion is based upon and subject to the various assumptions and limitations described therein. Please read the Written Opinion and Bring Down Letter in their entirety. (See pages 26-34.)

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Stockholders who will receive Series A Preferred Stock in connection with the Conversion will have dissenters’ rights under Article 13 of the North Carolina Business Corporation Act, the provisions of which are attached to this Proxy Statement as Appendix C. (See pages 45-46.)

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The Recapitalization will not be effective unless and until South Street’s stockholders approve the proposed Amendment. We anticipate that the Amendment will be filed with the North Carolina Secretary of State, and the Conversion will take place, shortly after the Special Meeting. (See page 44.)

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Upon the approval of the Recapitalization, we estimate that approximately 76,864 shares of the Company common stock will be converted to Series A Preferred Stock, which will directly affect the stock holdings of approximately 379 shareholders of record. If all of the holders of Series A Preferred Stock elect to sell their shares to the Company at the Put Price within the thirty (30) days following the Conversion, we will be required to pay $768,640 for the purchased preferred shares. In addition, we estimate that we will incur approximately $128,000 in transaction expenses related to the Recapitalization. We intend to pay for any preferred shares to be sold to the Company at the Put Price, as well as the expenses of the Recapitalization, from a combination of working capital of the Company and dividends paid to the Company by the Bank and anticipate remaining well-capitalized after the transaction. On September 30, 2006, South Street (including its subsidiary) had approximately $18 million in cash and cash equivalents and $26 million in the form of stockholders’ equity. (See pages 44 and 63.)

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You may either vote in person at the Special Meeting or by using the enclosed proxy card. If voting by proxy, you should specify your choice with regard to the Amendment on the enclosed proxy card. All properly executed proxies delivered to the Company in time will be voted at the Special Meeting. You may revoke your proxy at any time before it is voted at the Special Meeting by giving written notice to the Secretary of the Company, executing and delivering to the Secretary of the Company a proxy card bearing a later date, or voting in person at the Special Meeting. Any executed, but unmarked, proxies will be voted for the Amendment. (See pages 47-48.)

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The Board of Directors believes that the Recapitalization is in the best interests of the Company and its stockholders and has unanimously approved the Amendment. The Board recommends that stockholders vote “FOR” the approval of each of the Authorization and Conversion and, as a result, the adoption of the Amendment. (See pages 20-26.)

SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents that have been incorporated herein by reference contain certain forward-looking statements and information with respect to the financial condition, results of operations, and business of the Company. These forward looking statements are not guarantees of future performance and involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on information available to management at the time that these disclosures were prepared. These statements might be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variances of these words and other similar expressions. You should not place undue reliance on forward-looking statements that reflect management’s view only on the date of this Proxy Statement. A number of important factors could cause actual results to differ materially from those in the forward-looking statements.

QUESTIONS AND ANSWERS

The questions and answers below are a summary of items described in this Proxy Statement. To fully understand the Recapitalization, you are encouraged to read carefully the entire Proxy Statement.

When is the Special Meeting?

The Special Meeting will be held on March 20, 2007 at 10:00 a.m. Eastern Standard Time at the Company’s principal office at 155 West South Street, Albemarle, North Carolina.

What am I being asked to vote on at the Special Meeting?

You are being asked to approve two amendments to our Articles of Incorporation that (i) authorizes the issuance of up to Five Hundred Thousand (500,000) shares of Series A Preferred Stock and (ii) the conversion of shares of common stock held by stockholders owning less than 750 common shares to shares of the Series A Preferred stock on a one share of common stock for one share of preferred stock basis. Those shareholders whose shares are being converted to the Series A Preferred Stock as a result of the Conversion will be entitled to sell their converted preferred shares to the Company at a Put Price equal to $10.00 per share during the thirty (30) day period following the conversion. Each of the Authorization and Conversion will be voted on separately at the Special Meeting; however, the effectiveness of one is conditioned upon the approval of the other.

Do I need to be present at the Special Meeting?

No. You do not have to attend the Special Meeting to vote your shares of common stock. You may sign and return the enclosed proxy card to vote your shares.

What vote is required to approve the Authorization and the Conversion?

Each proposal to approve the Authorization and the Conversion must receive the affirmative vote of the holders of at least a majority of the shares of South Street common stock issued and outstanding as of February 22, 2007, the record date for the Special Meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting, it has the same effect as a vote against the transaction. In addition, if you do not instruct your broker on how to vote on the transaction, your broker will not be able to vote for you. This will have the same effect as a vote against the transaction.

Can I change my vote after I have mailed the proxy card?

Yes. You can change your vote at any time before your proxy is voted at the Special Meeting so long as you follow the procedures outlined in this Proxy Statement.

What is the recommendation of the Board of Directors regarding the proposal?

The Company’s Board of Directors believes that the Recapitalization is fair to unaffiliated stockholders and recommends that you vote for the proposed Authorization and Conversion.

What do I need to do now?

Please sign, date and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the Special Meeting.

Why has the Board of Directors chosen this course of action?

The Board of Directors has approved the Amendment and the Recapitalization in order to reduce the number of stockholders owning the Company’s common stock. After the Conversion, we anticipate that the number of stockholders owning common stock will be less than 300, and we intend to deregister our common stock under the

Exchange Act. The Series A Preferred Stock will not be registered under the Exchange Act. As a result, we will no longer be subject to the SEC’s periodic reporting requirements (e.g. annual reports on 10-KSB, quarterly reports on 10-QSB and disclosures on Forms 8-K) or its proxy rules and regulations. Officers, directors and large shareholders will no longer have to file Section 16 reports when they buy or sell stock or enter into other applicable transactions. In addition, we will not be subject to additional reporting and audit requirements adopted under the Sarbanes-Oxley Act with respect to public companies. We estimate that this will result in estimated costs savings of approximately $285,000 on an annual basis for the Company and will allow management to better focus on other business opportunities.

Will the Company remain a public company after the completion of the Recapitalization?

No. We estimate that the Recapitalization will result in the number of our record stockholders falling below 300, and we intend to terminate the registration of our common stock under the Exchange Act.

What is “going private?”

The term “going private” is used within this Proxy Statement to mean the Recapitalization and subsequent transformation of the Company from a public reporting company filing detailed, periodic reports under the Exchange Act to an entity with less than 300 record holders of common stock and less than 500 of the newly issued Series A Preferred Stock, such that the Company is no longer subject to those Exchange Act reporting requirements.

Why did the Board elect to convert some common shares to preferred stock?

After the Board determined it was in the best interests for the Company to “go dark”, it attempted to select a transaction format most beneficial to all Company shareholders. The proposed Recapitalization allows shareholders owning less than 750 common shares to remain equity owners in the Company if they so choose or, alternatively, cash out at a fair price.

When will the Conversion be completed?

If the stockholders adopt the Amendment, the Conversion will take place shortly following the adjournment of the Special Meeting upon the filing of the Amendment with the North Carolina Secretary of State. If the Special Meeting is not postponed or adjourned, we estimate that the Conversion will be effective at 11:59 p.m. on March 22, 2007.

If I own less than 750 shares of common stock prior to the Conversion, how will I receive my new shares following the Conversion?

After the Amendment is filed, the Company will send transmittal documents to those holders owning less than 750 shares of record immediately prior to the Conversion that will explain how they should turn in your old share certificates in exchange for new shares. The Company will issue new shares of Series A Preferred Stock to those entitled to receive such preferred shares following the Conversion.

How can holders of Series A Preferred Stock receive cash for their shares after the Conversion?

The transmittal documents that we will send to those stockholders receiving Series A Preferred Stock will include a form that can be completed and returned to the Company if that stockholder wants to sell any Series A Preferred Stock received pursuant to the Conversion to the Company at the Put Price. A shareholder that wishes to sell his Series A Preferred Stock to the Company at the Put Price must deliver the notice of election in writing prior to the expiration of the thirty (30) day period following the Conversion.

Will the common shareholders owning more than 750 shares prior to the Conversion receive any transmittal materials after the Conversion?

No. Shareholders owning greater than 750 shares immediately prior to the Conversion will not be converting or changing their record stockholdings in the Company solely as a result of the Recapitalization and will not be receiving any consideration as a result of the transaction.

How will the Company pay for the Series A Preferred Stock purchased after the Recapitalization?

The Company will pay for any Series A Preferred Stock sold to the Company at the Put Price out of its cash and liquid assets. The Company does not anticipate borrowing any funds to pay for the Put Price of the Series A Preferred Stock.

How will the Recapitalization affect common stock owned in “street name”?

Shares of South Street common stock held with brokerage accounts and registered in the name of Cede & Co. (a/k/a Depository Trust Company and commonly referred to as “street name”) will be treated as being owned by one record shareholder. Because more than 750 shares of Company common stock will be held in street name at the time of the Conversion, no shares held in street name will be converted to Series A Preferred Stock, regardless as to whether or not such common shares are beneficially owned by a holder beneficially owning 750 or more common shares. However, if a record shareholder also owns common stock in street name, those shares held in street name will not be aggregated with the stockholder’s record holdings to determine if the stockholder exceeds the 750 share threshold.

May I buy additional shares of common stock in order to remain a common stockholder of South Street and avoid having my shares converted to Series A Preferred Stock?

Yes. You may buy additional shares of South Street common stock in the open market at any time prior to the Company filing the Amendment.

Should I send in my share certificates now?

No. After the Conversion is effected, the Company will send those shareholders owning less than 750 shares of common stock prior to the Conversion written transmittal materials for surrendering their stock certificates. Shareholders owning 750 or more shares of record at the time of the Conversion will not need to send in their stock certificates.

How will South Street operate after the transaction?

After the Recapitalization, we expect the Company’s business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the Recapitalization is not anticipated to have any effect upon the conduct of our business. However, South Street will deregister its common stock under the Exchange Act and, as a result, will no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public reporting companies.

What are the federal income tax consequences of the Recapitalization?

Generally, those stockholders who receive Series A Preferred Stock in exchange for their share of common stock should not be subject to federal income taxation solely as a result of the Conversion. However, those holders of Series A Preferred Stock who elect to sell their preferred shares to the Company at the Put Price will generally be subject to United States federal income taxation. These selling stockholders may be subject to taxation for state and local tax purposes as well. Please consult with your personal tax advisor to determine the federal, state and local tax consequences of the Recapitalization to your own particular circumstances. See “Special Factors – Material United States Federal Income Tax Consequences.”

What will be the effect of the Recapitalization on affiliated stockholders?

Officers, directors and other affiliated stockholders will be treated in the same manner as non-affiliated stockholders under the terms of the Recapitalization. To the extent that affiliated stockholders own less than 750 shares of common stock at the time of the Conversion, they will receive Series A Preferred Stock in exchange for their common stock. We estimate that total beneficial ownership of Company common stock by affiliated stockholders as compared to unaffiliated stockholders will increase very slightly after the Recapitalization is completed. In addition, affiliated stockholders will not be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Will the Company’s common stock remain listed on the Nasdaq Global Market after the Recapitalization?

No. After the Recapitalization, the Company’s common stock will no longer be listed on the Nasdaq Global Market (formerly, the Nasdaq National Market). The Company anticipates that its common and preferred stock will be quoted on the OTC Bulletin Board following the Recapitalization.

Who should I contact if I have additional questions?

If you have additional questions about the proxy, this Proxy Statement, the Recapitalization, the Amendment or related matters, you should contact: R. Ronald Swanner (President and CEO) or Christopher A. Cranford (CFO), 155 West South Street, Albemarle, North Carolina 28001; (704) 982-9184.

SPECIAL FACTORS

Background of the Transaction

Introduction. In 1996, South Street was founded as a bank holding company for the primary activity of holding the stock of Home Savings Bank of Albemarle, Inc., a North Carolina chartered savings bank. (the “Bank”). The Bank converted from a North Carolina-chartered mutual savings bank to a North Carolina stock savings bank. In connection with this conversion, all of the issued and outstanding stock of the Bank was acquired by South Street, and the Company then initiated an initial public offering of its common stock, no par value, and registered the common stock under the Exchange Act.

Ever since the passage of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has debated the advantages and disadvantages of remaining a SEC reporting company. The Board considered many factors which are discussed throughout this Proxy Statement. The Board delayed making any proposal to our shareholders in hopes that the SEC and Congress would provide some relief for smaller public companies and not apply the requirements of Sarbanes-Oxley uniformly between large and relatively smaller public companies with varying resources. On May 8, 2006, the Government Accountability Office published a report concerning the implementation of Sarbanes-Oxley on small public companies and concluded, in part, that the cost of compliance has been disproportionately higher for smaller public companies (defined in the report as having $700 million or less in market capitalization), particularly with respect to the Section 404 internal reporting provisions and related audit fees. At the time the Board elected to engage in the “going private” transaction, it was the Board’s assessment that the SEC and Congress did not intend to address the disproportionate impact on smaller public companies in any material fashion. As a result, the Board concluded that the advantages of South Street being a SEC reporting company no longer outweigh the costs we incur as a public corporation, particularly in light of the requirements the Sarbanes-Oxley Act imposed upon public companies. The Board’s conclusion has not been changed as a result as a result of the SEC’s recent decision to postpone the internal controls compliance date under Section 404 of Sarbanes-Oxley for smaller public companies. The SEC has not approved any relief for smaller public companies other than a postponement of the compliance date, and the Board believes that the SEC currently intends for smaller public companies to eventually comply with the Section 404 internal controls requirements. As a result of the efforts put forth toward the going private transaction prior to the SEC announcement, the Board decided to go forward with its efforts to deregister.

As a result of the foregoing, the Board of Directors approved the Recapitalization and is recommending that the stockholders approve the Amendment and Conversion at the Special Meeting. As a result of the Recapitalization, the Board estimates that the number of record stockholders owning common stock will be reduced to below 300, which will allow us to deregister our common stock for reporting purposes under the Exchange Act. Because the number of persons owning Series A Preferred Stock following the Conversion will not exceed 500 shareholders, the Company will not register the Series A Preferred Stock under the Exchange Act.

Costs Associated with SEC Regulations. As a result of being a SEC reporting company, we are obligated to prepare and file with the SEC certain reports and information, including the following:

•	Annual Reports on Form 10-KSB;

•	Quarterly Reports on Form 10-QSB;

•	Current Reports on Form 8-K; and

•	Proxy Statements and related materials as required by Regulation 14A of the Exchange Act.

In addition, we assist officers and directors in complying with reports required under the Exchange Act’s transaction and short swing profit reporting requirements for Company affiliates.

The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. Expenses associated with being a SEC reporting company include securities counsel fees, auditor fees, costs of printing and mailing SEC documents, and costs associated with converting SEC filings in Edgar format. We realize that the costs associated with SEC reporting have been increasing over the last couple of years, and we believe that the costs will continue to increase significantly. The principal reason behind the anticipated increases in compliance costs is that, under the current timetable set by the SEC, the Company will have to fully comply with Section 404 of the Sarbanes-Oxley Act by July 15, 2007 and certify in its next annual report that it has implemented the requisite internal controls and, as a result, incur the additional related audit fees.

In addition to compliance costs and out of pocket expenses, compliance with existing and new SEC and reporting audit requirements and other regulatory restrictions diverts the time of senior management and financial staff from other Company and Bank business.

We estimate that we currently pay approximately $88,000 per year in on-going costs as a public reporting company which we would not incur as a private company. These costs include filing Forms 10-KSB, 10-QSB, 8-K and proxy statements, Guide 3 compliance reviews, certifications compliance and printing costs. These costs do not include the time and resources of the Company or its senior management and other employees in preparation of these reports and compliance with reporting obligations.

Further, we anticipate that in order to complete the documentation and testing of internal controls required by Section 404 of the Sarbanes-Oxley Act, we would incur an additional estimated $68,000 during the first fiscal year in which such internal controls are in place and approximately an additional $58,000 annually thereafter. Legal fees and expenses are also expected to increase once the Company is required to fully comply with Section 404, but we do not estimate the increase will be a material amount as compared to prior years. In addition, the time demanded of our senior management with respect to these SEC compliance requirements takes away time which could be focused on business matters that bear a more direct relationship to our operations and profitability. We estimate the cost associated with senior management’s time for SEC compliance requirements will be approximately $7,000 for the fiscal year ending December 31, 2006, $7,000 and $84,000 for 2008.

Advantages of a Public Corporation. While considering the increasing SEC compliance costs that the Company has and will incur, the Board of Directors analyzed if the advantages of South Street remaining a SEC reporting company outweighed the costs. One advantage to being a public company is that it may facilitate a more active trading market.

As of June 2006, there were approximately 597 record stockholders who owned 2,954,696 shares of our common stock. However, approximately 61.73% of these shares are held by brokerage accounts in “street name”. In addition, at that time approximately 19.47% of Company common stock was owned or controlled by the executive officers and directors of the Company. This beneficial ownership figure includes shares for which the ESOP trustees share voting and investment power as well as shares held in the ESOP for the benefit of our executive officers. During the twelve months ending July 31, 2006, South Street’s common stock traded 157 days, and did not trade 93 days of the 250 available trading days. During the six months ending July 31, 2006, the Company’s common stock traded 91 of the 126 possible trading days. The average daily trading volume on those days where the stock was traded was 1,626 and 1,415 shares for the twelve month and six month periods ending July 31, 2006, respectively.

Although the Company’s common stock is not traded on a daily basis, there appears to be adequate liquidity for our common stock. It is difficult to determine what impact the Recapitalization and anticipated removal of our common stock from the Nasdaq Global Market may have on the existing liquidity and the common stock, or the anticipated trading market of the newly created Series A Preferred Stock.

Another potential advantage of being a publicly traded institution is the ability to access public capital markets to meet additional capital needs. However, South Street has not needed the bulk of additional capital received from its 1996 initial public offering for expansion or other purposes for which capital is typically raised. As a result, South Street paid a $6.00 return of capital dividend to its shareholders in January, 1998. In addition, since the Company’s initial public offering, the Company has repurchased in excess of 1.7 million shares of our common stock.

Since becoming a public company in December, 1996, South Street has not made any additional public offerings of common stock or any other equity or debt securities. We have attempted to forecast our future capital needs. Based on our analyses of the banking industry in our immediate and surrounding geographic areas, we do not anticipate the need for a large amount of capital for acquisitions or expansions. We estimate that any anticipated expansion can be accomplished at the same method of controlled growth with available capital or via private offering opportunities (e.g. trust preferred securities). At this time, we do not currently anticipate issuing additional shares of common stock in either public or private transactions.

Stockholders of public corporations are also entitled to another benefit in that they typically have greater access to information about the entity. As discussed above, the SEC requires that reporting companies comply with increasing stringent reporting and auditing requirements. There are several benefits to this type of SEC oversight and mandated disclosure; however, there are also large costs that accompany this compliance. Not only does compliance with SEC regulations divert the time and resources of senior management and financial staff from other Company business, it also results in increased legal, auditing and accounting costs which we anticipate will continue to rise in the future.

Smaller publicly traded institutions, such as South Street, have more difficulty absorbing these costs and resource allocations than larger publicly traded institutions since they represent a larger portion of our revenues. These costs seem further unjustified when considering that South Street is a bank holding company which owns a state savings bank. As a result of our business, we will continue to be extensively regulated under other federal and state laws. The Bank will be subject to periodic reporting requirements and inspections from certain regulatory agencies including the Federal Deposit Insurance Commission (“FDIC”), the Board of Governors of the Federal Reserve (the “Federal Reserve Board”) and the North Carolina Commissioner of Banks of the North Carolina Department of Commerce (the “North Carolina Commissioner of Banks” or the “Commissioner”).

Background of Board’s Recommendation

The concept to have the Company reduce the number of owners of common stock and de-register as an Exchange Act reporting company began after the passage of the Sarbanes-Oxley Act when the Company’s management became aware of other banks deregistering their securities to avoid increased legal and accounting compliance costs. The Company’s management first consulted an outside financial advisor regarding the option of deregistering as a reporting company and the implications of the same in 2003. On or about February, 2003, management met with representatives of Triangle Capital Partners, Inc. (“Triangle”) regarding general marketing efforts and other issues. At this meeting, management obtained some general background information regarding going private transactions and some of the going private transactions occurring throughout the country.

On June 11, 2003, management from the Company met with the Company’s legal counsel regarding the Company’s status as an Exchange Act reporting entity and inquired regarding as to what alternatives may be available as a result of anticipated additional cost of the Sarbanes-Oxley Act. Management reviewed the basic requirements for having the Company de-register as an Exchange Act reporting company and potential transactions which could reduce the number of common shareholders to allow the Company to be eligible to de-register.

In preparation for the upcoming Board meeting, on or about July 13, 2004, management held a follow up meeting with representatives at Triangle to obtain additional information regarding deregistration transactions and to further consider whether such a transaction would be a viable alternative for the Company in the wake of Sarbanes-Oxley. Following that meeting, management continued to consider the possibility of a going private transaction but remained hopeful that Congress or the SEC would provide some relief for smaller public companies from the Exchange Act requirements.

In May 2005, the representatives with whom management had established a relationship at Triangle left Triangle’s employment and opened the Southeast corporate finance office for Howe Barnes Hoefer & Arnett (“Howe Barnes”) in Raleigh, North Carolina.

On July 14, 2005, at its regularly scheduled monthly meeting, the Company’s Board of Directors met for the first time with the representatives from Howe Barnes to discuss the possibility of engaging in one or more transactions to allow the Company to de-register as an Exchange Act reporting company. This meeting was largely held for the purpose of providing the Board with an initial education regarding going private transactions and some of the issues which would need to be considered by the Board. At the meeting, Howe Barnes introduced some of the concepts associated with going private transactions and engaged the Board in a discussion of some of the general considerations which might be deliberated prior to engaging in such a transaction. After identifying some other going private transactions which had been recently completed by banks and bank holding companies, Howe Barnes engaged the Board in a discussion regarding strategic considerations in making the decision to deregister as a reporting company. The presenters asked the Board to consider the Company’s strategic plan, the potential reactions from other affected parties (e.g. shareholders and competitors), and the impacts on the Company and trading market. Howe Barnes provided a list of possible reasons to consider going private, as well as reasons to remain a reporting company. The presenters also discussed how the Company may deal with on-going issues after deregistering as a reporting company, such as monitoring the number of record shareholders to ensure that the Company’s suspended reporting requirements are not inadvertently reinstated. Howe Barnes next outlined possible transactions which might be employed in order to reduce the number of record shareholders such that the Company could deregister as a reporting entity, most of which are discussed in this Proxy Statement under “-Alternatives Considered.” The Board heard information as to how each alternative may be accomplished and some advantages and disadvantages to each. When discussing the alternative of creating a new class of preferred stock, Howe Barnes highlighted the characteristics of the preferred stock in three similar transactions. Howe Barnes also presented a preliminary analysis of the record stockholders, which included highlighting the number of record stockholders owning a certain range of shares. This allowed Howe Barnes to estimate the number of common stockholders who would need to be eliminated in order to successfully deregister under the Exchange Act. Howe Barnes also analyzed the potential costs (under a reverse stock split scenario) of cashing out the requisite shares. The Board also considered the trading history of its common stock (price and volume) during the prior 12 months by looking at each trading day during the 12 month period, the volume of shares traded on that day, and the closing price. Howe Barnes also provided an analysis of the number of shares traded and range of prices paid during the prior 12 month, 6 month and 90 day periods as of July 6, 2005. Howe Barnes also provided some advice as to what might happen if a hostile shareholder opposed the transaction. At the conclusion of the meeting, the Board elected to further consider the matter at future meetings.

At the request of the Board, the Company’s management met with its general counsel and representatives of Howe Barnes on October 20, 2005 to more fully investigate what would be required to de-register as an Exchange Act reporting company. Over the past few years, the Company had continued to repurchase the Company’s common stock in the ordinary course and had fewer shareholders. As a result, reducing the shareholders to the appropriate threshold would be an easier task. The Board had also witnessed other similar institutions successfully undergo “going private” transactions. Since more than two (2) years had passed since the Company’s last meeting with its general counsel, management revisited the prerequisite requirements for de-registering as an Exchange Act reporting company. It considered several alternative going private transactions which could result in the deregistration of its common stock and the advantages and disadvantages associated with each as compared to the others.

Following this meeting, representatives from Howe Barnes once again met with the Company’s Board of Directors on October 27, 2005 to discuss the potential going private transaction. Howe Barnes provided updated information on the trading history (price and volume) for the Company’s common stock during the prior three year and one year periods and compared this price/volume information with certain market indices for the same applicable periods. Howe Barnes also updated its listing of all days in which the Company’s common stock was traded in the 12 months prior to October 21, 2005 and included an updated analysis of the number of shares traded and range of prices paid during the 12 month, 6 month and 90 day periods prior to October 21, 2005. It also once again updated its summary of the number of registered shareholders owning shares within different ranges of stock ownership. This analysis was based on the Company’s record stockholder listing, a list non-objecting beneficial owners holding stock in street name, and an estimate with respect to objecting beneficial owners provided by the Company. Howe Barnes also provided updated pro forma information as to the potential financial impact of a reverse stock split, as well as the impact on the number of record shareholders at different threshold levels if such a transaction were to be employed by the Company.

In the months following their October 27, 2005 meeting with Howe Barnes, the Board continued to consider de-registering as an Exchange Act reporting company but was hopeful that the SEC and Congress would provide suitable relief for smaller public companies as to the disproportionate impact of Sarbanes-Oxley. The Board concluded that despite the possibility of the Section 404 compliance deadline being extended, there was no evidence that any substantive relief was forthcoming in the near future. In addition, the Board acknowledged that the current deadline for Section 404 compliance was getting closer. As a result, the Board invited Howe Barnes to its May 3, 2006 meeting for an in depth discussion regarding the Company’s future. Howe Barnes revisited many of the same issues that had been discussed with the Board previously. Howe Barnes identified other going private transactions. The Board next considered the potential impact of de-registering its common stock under the Exchange Act and the advantages and disadvantages regarding the same. The Board revisited different types of voluntary and involuntary transactions which could result in the Company having fewer common shareholders in order reduce the number of record common shareholders below 300. Howe Barnes provided some examples of other banking entities which had reduced their common shareholders through reclassification transactions changing some common shares to preferred stock. Howe Barnes once again provided a trading history and analysis of the Company’s common stock and a current profile of Company shareholders based on the number of shares held.

On April 17, 2006, the Board of Directors held a meeting at which it discussed the possibility of the Company pursuing a going private transaction. After the Board discussion on the issue, the Board requested that the Chairman obtain more information about such a transaction from the Company’s general counsel and Howe Barnes.

On June 8, 2006, the Board of Directors held a special meeting, at which all Board members were present, as well as the Company’s general counsel and representative of Howe Barnes. At this meeting, the Board actively discussed the advantages and disadvantages of engaging in a going private transaction. The Board agreed that the advantages of de-registering its common stock under the Exchange Act outweighed the costs associated with complying with Sarbanes-Oxley and other burdens with being a public corporation, but Board members also reached a consensus that they wanted to prioritize giving affected shareholders the most flexibility possible while insuring success in the deregistration process. After considering various transaction alternatives to reduce its common shareholders, the Board focused primarily on amending the Company’s Articles of Incorporation to convert the common stock owned by certain shareholders to preferred stock. The Board considered giving these new preferred shareholders an option to sell the stock back to the Company at a fair price. The Board actively discussed whether this going private transaction, or any going private transaction, was fair to all of the shareholders and attempted to construct a transaction which was equitable to all Company shareholders. The Board also considered the potential characteristics of the preferred stock to be awarded to smaller shareholders. No final resolution was voted upon at this Board meeting, but the Board approved retaining Howe Barnes as its financial advisor to assist the Board in determining a fair price in the event the Board moved forward with a going private transaction in which some shareholders would be entitled to a cash payment.

On August 10, 2006, at a special meeting of the Board of Directors at which all members were present, the Board once again met with representatives from Howe Barnes and its general counsel. At this meeting, the Board considered what cash price would be paid to shareholders receiving newly issued preferred shares in connection with the proposed Recapitalization. Howe Barnes made a presentation, at the Board’s request, outlining information for the Board to consider in determining an equitable Put Price. Howe Barnes provided some general background information regarding the stock price performance of financial institutions generally over the past three year period (ending July 31, 2006). Howe Barnes highlighted that the following four indices showed a three year gain of 28% to 33%: (i) Bank index (28%), (ii) Southeast Thrifts index (30%), (iii) Standard & Poor’s 500 (31%) and (iv) Thrift index greater than $500,000,000 in assets (33%). However, during the past three years, thrifts having less than $500,000,000 in assets received only a 13% three year return.

Next, in order to assist the Board in establishing a range of fair value for the Company’s common stock, Howe Barnes provided the Board with information regarding (i) trading history, including volume and prices, of South Street’s common stock, (ii) peer group analyses of trading values and underlying values with respect to the Company’s common stock, (iii) discount valuations of the common stock and (iv) summary information regarding premiums paid by other companies in connection with going private transactions. The information presented to the Board by Howe Barnes is described more fully below under “Opinion of Financial Advisor.” Finally, Howe Barnes also presented its analysis regarding the anticipated financial impact of the Recapitalization based on certain assumptions and information provided by the Company. A summary analysis was provided as to several possible share prices and under the assumption that all eligible preferred shares would be sold to the Company following the Recapitalization.

After Howe Barnes’ report, the Board carefully considered what Put Price would be fair to affiliated and unaffiliated shareholders receiving new preferred shares or retaining common stock. In addition to other factors, the Board considered the fact that the preferred shareholders were not being forced to receive cash in exchange for their common stock, but rather they had the opportunity to retain their preferred shares. The Board also considered the fact that stockholders owning 750 or more common shares at the time of the Recapitalization would not have the option to sell their shares to the Company. At the end of the meeting, the Board concluded, subject to its final approval of the Recapitalization transaction, that the price to be paid to preferred shareholders who wish to receive cash for those shares shortly following the Recapitalization would be $10.00 per share. The Board asked if Howe Barnes could opine that $10.00 was a fair price to be paid in connection with the Recapitalization, and Howe Barnes agreed that it would be able to offer an opinion that the $10.00 Put Price was fair, from a financial point of view, as the Put Price connection with the Recapitalization. The Board concluded that this Put Price is a fair price to all unaffiliated stockholders, whether or not those stockholders were receiving preferred stock as a result of the Recapitalization.

On December 6, 2006, the Board of Directors held another special meeting, at which all Board members were present, with the Board’s legal counsel and advisors from Howe Barnes. At this meeting, the Board received Howe Barnes’ written opinion dated August 10, 2006 and its letter of December 6, 2006 (the “Bring Down Letter”), which confirmed its August 10 opinion, as to the fairness of the Put Price, from a financial point of view, in connection with the Recapitalization. The Board approved the form of the Amendment and agreed to submit it to the Company’s shareholders for approval at the Special Meeting. The Board revisited its considerations for the Recapitalization and agreed that the Recapitalization, including the Put Price offered to preferred stockholders, is a fair transaction to affiliated and unaffiliated stockholders. A separate discussion was conducted with respect to those stockholders who will receive preferred stock, and if applicable, cash for the preferred shares, and those stockholders that would continue to own common stock. The Board considered whether other procedures should be employed to further consider the fairness of the transaction to unaffiliated stockholders, and it determined that none where necessary.

The matters considered at the August 10, 2006 and December 6, 2006 Board meetings, as well as Howe Barnes’ written opinion, are more fully discussed in this proxy statement at “Recommendation of Board; Fairness of Recapitalization” and “Opinion of Financial Advisor.”

Purposes of the Recapitalization

The Board of Directors is recommending the Amendment and Recapitalization to the stockholders for the purpose of reducing the number of record holders of South Street’s common stock and terminating the Company’s status as a reporting company with the Securities and Exchange Commission. We anticipate that upon the completion of the Conversion, the number of Company record stockholders will be less than 300. Having less than 300 stockholders will qualify South Street to apply to terminate the registration of its common stock under Section 12(g)(4) of the Exchange Act and suspend its obligations to file reports under Section 15(d) of the Exchange Act.

The primary reason the Board recommends that South Street deregister as an Exchange Act reporting company is that it will significantly reduce our on-going and anticipated costs related to SEC reporting requirements and compliance with the Sarbanes-Oxley Act. We realize that not all annual reporting costs will be eliminated. We anticipate that we will continue to provide stockholders with audited financial statements on an annual basis, and we will continue to comply with all state and federal reporting requirements applicable to the Bank and the Company as a state savings bank and bank holding company, respectively. Further, we anticipate that the Board will continue to solicit proxies in connection with its annual stockholders meetings which will contain some of the information otherwise provided in our proxy statements during the last several years. However, we also estimate that we could save approximately $285,000 in connection (i) annual professional fees, printing costs, mailing costs and Edgar expenses if we no longer have to comply with Exchange Act reporting requirements and (ii) direct and indirect expenses associated with compliance with Section 404 of the Sarbanes-Oxley Act. The following is a breakdown of our estimated cost savings:

Item	Amount
Current expenses associated with quarterly reports required by the Exchange Act which will no longer be incurred	$20,000

Estimated Edgar and filing costs saved	$3,500

Estimated printing costs saved	$5,000

Estimated Current legal fees associated with Exchange Act reporting saved	$28,000

Nasdaq Global Market listing fee	$24,500

Estimated current employee hours associated with Exchange Act reporting saved	$7,000

Additional outside assistance for documenting key process flows and controls as required by the Sarbanes-Oxley Act	$38,000

Additional assistance regarding testing of internal controls as required by the Sarbanes-Oxley Act	$27,000

Additional audit costs related to the Sarbanes- Oxley Act	$3,000

Additional estimated legal fees saved related to Sarbanes-Oxley Act and future reporting	$7,000

Cost of hiring additional audit employee with Benefits	$45,000

Additional employee hours associated with the Sarbanes-Oxley Act and future reporting	$77,000

Total	$285,000

In addition to reducing expenses, terminating our registration as a SEC reporting company under the Exchange Act would relieve our officers, directors and other personnel of many of the administrative burdens associated with SEC compliance. As a SEC reporting company, the Company is required to commit personnel and other internal resources to insure its compliance with the rules and regulations under the Exchange Act. The Board now estimates that the Sarbanes-Oxley Act has subjected, and will subject, the Company and its directors and officers to additional burdens that are relatively substantial in scope. The additional corporate governance, accounting, auditing and internal control provisions employed by Sarbanes-Oxley place, in our Board’s opinion, a disproportionate burden on public companies that are relatively smaller than others subject to the same rule. By removing South Street from these requirements, our Board and management will be able to better focus on the Company’s business activities, including any long term business strategies, as well as the needs of our customers and remaining stockholders.

The Board believes that the direct and indirect cost savings which will result from having the Company go private now outweigh the advantages which would remain available to our stockholders if we elected to remain a SEC reporting company. The de-registration could reduce the liquidity of our common stock due to it no longer being traded on the Nasdaq Global Market, the reduction in publicly available information or other reasons. Also, those shareholders receiving Series A Preferred Stock will have a reduced liquidity in their holdings as a result of the fewer number of shares of Series A Preferred Stock outstanding. However, we anticipate that our common and preferred stock will be quoted on the OTC Bulletin Board, which should provide sufficient information regarding stock price and trading volume. Also, we anticipate that Howe Barnes will serve as a market maker for our common and preferred stock. After the Recapitalization, we will no longer be subject to many of the reporting and disclosure rules implemented by the SEC, but we will continue to be subject to federal and state regulation as a holding company of state savings bank. We also anticipate that we will provide our stockholders with audited financial statements on an annual basis. We may have more limited access to capital markets as a non-reporting company than we would as an Exchange Act reporting company. However, because we have no anticipated need for additional capital at this time, this concern does not outweigh the anticipated costs savings associated with terminating the Company’s SEC reporting status.

The effects of the Recapitalization, including effects specific as to affiliated stockholders and non-affiliated stockholders, are later discussed in this Proxy Statement under “– General Effects of the Recapitalization” , “–Additional Effects of Recapitalization of Affiliated Stockholders,” and “–Additional Effects of Recapitalization on Non-Affiliated Stockholders,” and we urge you to read those sections to further understand the benefits and detriments of the Recapitalization, as well as the impact of deregistering as an Exchange Act reporting company.

The Board of Directors determined that the best method for reducing the number of record holders of common stock was the Conversion. The Amendment will provide an effective time for when the Conversion will be effective. At that effective time, all shares of the Company’s common stock held by holders of record owning less than 750 common shares will be automatically converted to shares of Series A Preferred Stock on 1-for-1 basis. At the effective time, shareholders owning 750 or more shares of South Street common stock will not have their stock holdings affected as a result of the Conversion. Shareholders who receive shares of the Series A Preferred Stock will have the option of selling the preferred stock received as a result of the Conversion to the Company during the thirty (30) day period following the Conversion at the $10.00 per share Put Price.

The Board of Directors preferred the proposed Recapitalization over other available alternatives to reduce the number of common shareholders. Primarily, it offers certainty that South Street will have the number of record holders of common stock to allow the Company to deregister as an Exchange Act reporting entity. By reviewing its list of record stockholders, the Board is able to predict with some certainty (i) the number of record stockholders who will receive Series A Preferred Stock as a result of the Conversion and (ii) the number of record holders of the Company’s common stock who will remain following the Conversion. The Board estimates that the total number of record common stockholders following the Conversion will be less than 300, and as a result, we will be able to apply to deregister our common stock from further SEC reporting requirements. Also, the Board estimates that the total number of holders of the newly issues Series A Preferred Stock will be less than 500, and as a result, the Company will not be required to register preferred stock under the Exchange Act.

The structure of the Recapitalization also appealed to the Board of Directors because it gave those common shareholders who were no longer going to own South Street common stock the option to (i) own Series A Preferred Stock and continue as an equity holder of South Street or (ii) receive cash at a fair value for their stock holdings. The Board is able to gauge with reasonable certainty the total number of preferred shares (76,864) which will be eligible to be sold to the Company at the $10.00 Put Price. However, we can not estimate how many holders of Series A Preferred Stock will elect to sell those shares to the Company during the thirty (30) day period following the Conversion. As a result, we can only estimate the maximum amount of money necessary to buy out those shares ($768,640). Assuming that all shares of Series A Preferred Stock are purchased at the Put Price, the Board felt that the Recapitalization was a prudent transaction to reduce the number of record holders of South Street common stock to below 300.

Alternatives Considered

Staying Public. Prior to recommending the Recapitalization to its stockholders, the Board of Directors first considered other alternatives, including remaining an Exchange Act reporting company. For the reasons discussed above, the Board felt that the costs of remaining an Exchange Act reporting company no longer justified its benefits to South Street and its stockholders. The Board could not determine an alternative for significantly reducing its on-going and anticipated costs resulting from qualifying as an Exchange Act reporting company other than terminating its Exchange Act registration.

Once the Board determined that the Company should reduce the number of stockholders below 300 so that it could qualify to deregister the Company’s common stock with the SEC, it considered several alternatives to achieve that objective including (i) a tender offer made available to all holders of common stock, (ii) an odd lot tender offer made available only to stockholders owning 99 shares or less of the Company common stock, (iii) a reverse stock split, (iv) a cash out merger, and (v) a stock repurchase plan. The Board rejected these alternatives because we believe that the Conversion would be the most shareholder-friendly (particularly to those shareholders no longer holding the Company common stock), while, at the same time, being equally or more effective as the other alternatives and a cost efficient manner to reduce the number of Company common stockholders comfortably below the 300 stockholder threshold.

Tender Offer. We investigated the possibility of making a tender offer to purchase a set number of shares of common stock from each stockholder (e.g. 750 shares per stockholder). However, it is our understanding that this proposed format of a tender offer is not permitted under the rules and regulations of the Exchange Act. The Board also considered making a tender offer for a fixed number of total shares to all Company stockholders. For example, we could offer to purchase 10,000 of the issued and outstanding shares of the Company’s common stock. However, this type of tender offer could result in an over subscription by participating stockholders. If such an offer was over subscribed as a result of larger stockholders tendering their shares, we would be required to purchase shares from all tendering stockholders on a pro rata basis. As a result, the number of common stockholders would not be reduced, and we would fail to accomplish our objective of reducing the number of stockholders. In addition, the general tender offer would be more costly than the anticipated costs of the Recapitalization.

Odd Lot Tender Offer. Another alternative considered was the odd lot tender offer. The Exchange Act permits issuers to make a tender offer only to those stockholders owning less than 100 shares of stock. The ability to exclude those stockholders who own 100 or more shares in an odd lot tender offer is an exception to the general rule for tender offers discussed above. However, we rejected this alternative because it could not accomplish our goal of reducing the number of record common shareholders below 300. As of June 5, 2006, only 105 of the Company’s 597 record stockholders owned less than 100 shares. Thus, even if 100% of eligible shareholders elected to sell their shares in an odd lot tender offer, the Company would still have more than 300 common shareholders of record. Alternatively, the Conversion will automatically convert all common shareholders holding less than 750 shares or record at the effective time to preferred shareholders, which will insure that the number of record common shareholders will fall below the 300 record shareholder threshold.

Reverse Stock Split. The alternative most seriously considered by the Board of Directors was a reverse stock split. Under this alternative, the Company would file (subject to shareholder approval) an amendment to its Articles of Incorporation which would authorize a reverse stock split and the cash out of any fractional shares created as a result. For example, if we were to use the same threshold number of shares in the reverse stock split

(750), at the effective time of the reverse stock split, for every 750 shares owned by a shareholder, that shareholder would receive one (1) share of common stock. All fractional shares created as a result would be cashed out, even if such fractional shares were owed by a shareholder owning more than 750 shares prior to the reverse stock split. Unless a shareholder owned stock in an amount evenly divisible by 750 share lots, that shareholder would have some portion of his stock cashed out at the designated cash price. Stockholders who owned less than 750 common shares prior to the reverse stock split would no longer own any Company common stock. Following the reverse stock split, the Company would likely engage in a forward stock split (e.g. 750-for-1) so that there would not be too few shares outstanding after the going private transaction.

This alternative also provides certainty in that the Board would be able to estimate the number of shareholders would be completely cashed out, thus reducing the number of record shareholders. However, this option would be more costly than the Conversion (even if all preferred shareholders elect to sell their shares following the Conversion) because all fractional shares would be cashed out, even if they are owned by persons who would remain shareholders after the forward stock split. Also, this alternative did not provide the holders owning less than 750 shares of record the alternative to remain as equity owners of the Company. Rather, they would be forced to cash out at the price determined by the Board of Directors.

Cash Out Merger. An alternative similar to the reverse stock split is coordinating a merger with a shell corporation and reissuing common stock and/or cash to the stockholders of the newly merged entity. Under this alternative, the share exchange could be structured such that stockholders owning less than 750 shares of our common stock prior to the merger would be cashed out, and stockholders not owning stock evenly divisible by 750 would receive cash for the fractional share they would otherwise receive as a result of the terms of the merger. This merger structure is substantially the same as the reverse stock split, and as a result was not preferred for the reasons discussed above in the discussion regarding reverse stock splits. Other merger structures which cashed out less shares of common stock did not appear to be options permitted under existing state laws. Also, the Conversion allows the Company to avoid regulatory approvals associated with the merger of a bank holding company.

Stock Repurchase Plan. The Board also considered going into the open market and repurchasing stock from stockholders willing to sell their shares. This repurchase plan would be crafted so that it complied with the safe harbor set forth in Rule 10b-18 of the Exchange Act. In order to avoid manipulation of stock prices, Rule 10b-18 restricts when an issuer can repurchase its shares, the manner in which the repurchase is effected, the volume of shares purchased and the price paid. As a result of these restrictions, there is no guaranty that a stock repurchase plan would result in any reduction of the number of record stockholders within the time period required to accomplish our objectives.

Sale of the Company. The Board of Directors acknowledged that selling the Company was an available alternative to terminating its registration as an Exchange Act reporting entity. If the Company were sold to a larger publicly traded institution, the costs of complying with SEC reporting rules and the Sarbanes-Oxley Act’s auditing and internal controls requirements would no longer be as disproportionate to the size of the new entity. However, we believe that the sale of South Street would not be in the best interests of is stockholders, customers, employees and community. South Street has successfully served its target market by diligently pursuing its community bank business model. Our locally based management has been able to serve our customer base successfully and profitably, and we have managed to steadily increase our assets through controlled growth. Over the last three years, our market share in Stanley County has increased at a greater rate than the national banking institutions in the same area. At this time, we do not feel it is in the best interests of our stockholders to abandon this model. As a result, we have not solicited, nor have we received any unsolicited, third party bids or firm offers, and we have not engaged in any specific discussions with potential purchasers.

Recommendation of the Board of Directors; Fairness of the Recapitalization

The Board of Directors unanimously approved the Authorization and the Conversion and determined that the Recapitalization (including the Conversion and the Put Price) is fair to, and in the best interests of, the Company and its unaffiliated stockholders, including stockholders who will receive cash as well as those who will retain their shares of common stock after the Recapitalization. The Board of Directors unanimously recommends that the stockholders vote for approval of the Authorization and the Conversion. Each member of the Board of Directors and executive officer of South Street, as well as Carl M. Hill who owns in excess of 5% of the Company’s common stock, has advised the Company that he or she intends to vote his or her shares in favor of the Authorization and the Conversion.

The Board has the authority to reject (and not implement) the Conversion (even after approval thereof by stockholders) if it determines subsequently that the Recapitalization is not then in the best interests of South Street and its stockholders. At this point, the Board does not anticipate any circumstances in which it would elect to reject (and not implement) the Recapitalization, because it currently believes that the Recapitalization is in the best interests of the South Street stockholders.

The Board considered numerous factors, discussed below, in reaching its conclusion as to the substantive and procedural fairness of the Recapitalization to unaffiliated stockholders. The Board believes that the terms of the Series A Preferred Stock, including the $10.00 per share Put Price, as well as the Conversion, are fair to our unaffiliated stockholders. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, none of the factors that our Board of Directors considered led the Board to believe that the transaction is unfair to unaffiliated stockholders.

The Board attempted to issue a class of preferred stock to those shareholders owning less than 750 common shares which (i) was distinguishable from the existing class of common stock and (ii) had rights and preferences equitable to the non-affiliated shareholders receiving and not receiving the preferred stock.

Specifically, the holders of Series A Preferred Stock will no longer have voting rights except as required by law or upon the sale of stock or assets of the Company, or the merger of the Company, which requires the approval of the common shareholders. However, only shareholders owning less than 750 common shares of record will receive Series A Preferred Stock, and as a result, no shareholder receiving preferred stock currently has significant voting power. We anticipate that 76,864 shares of the common stock will be converted to Series A Preferred Stock as a result of the Conversion, which is only 2.6% of all eligible votes to be cast on matters submitted to shareholder vote.

The Series A Preferred Stock will also receive a preference upon the distribution of assets pursuant to a liquidation, dissolution or winding up of the Company. Series A Preferred Shares will receive $4.50 per share prior to any liquidation distribution being paid on the Company’s common stock but shall otherwise receive the same amount as the common stock upon the distribution and liquidation of the Company. The Board of Directors wants to provide some reasonable assurance that the Series A Preferred Stock will maintain some value as compared to the Company’s common stock despite the fact that (i) preferred shareholders will have limited voting rights and (ii) there will be fewer shares outstanding, which may adversely affect the liquidity of the preferred stock. This liquidation preference preserves some base-line value of the stock, but not so much as to be unfair to the remaining common stockholders. However, due to the nature of the Company’s business, we view it very unlikely that the Company (or the Bank) will liquidate such that this characteristic of the Series A Preferred Stock will be realized.

The Series A Preferred Stock will have a dividend preference such that no dividend will be awarded to the common shareholders which is not also received by the Series A Preferred shareholders. There is no requirement that the Board of Directors award any dividend, and the holders of Series A Preferred Stock have no rights to a cumulative dividend. However, the Company has historically paid a regular quarterly cash dividend to its common shareholders, and this dividend preference insures that common shareholders will not continue to receive any regular or other cash dividend which is not also paid to the Series A Preferred shareholders. Alternatively, if the Board desires to do so, it could elect to award holders of Series A Preferred Stock a dividend which is not paid to common shareholders. At this time, the Board does not anticipate awarding any cash dividends to Series A Preferred shareholders which is not also received by common shareholders.

In order to cause all classes of stock to be treated similarly in the event of a merger, sale or other change of control, all shares of Series A Preferred Stock will automatically be converted to shares of common stock on a one-to-one ratio at the time of such events. This will assure that all shareholders will receive the same consideration at the time of this significant event. Presumably, this could cause the Company to be subject to the Exchange Act reporting requirements after the change of control event since the Company may have more than 300 common shareholders at that time.

Holders of Series A Preferred Stock will also lose any benefits of holding registered securities.

Finally, the Board of Directors acknowledged that the Conversion was causing smaller shareholders to lose their shares of common stock involuntarily. As a result, in an effort to be fair, the Board of Directors is recommending that these holders be able to sell their newly issued shares of Series A Preferred Stock to the Company at the $10.00 Put Price. The Board considered numerous factors discussed below in reaching its conclusion as to the fairness of the Put Price and did not assign any specific weights to the factors listed below. The Board also adopted the analysis of Howe Barnes in reaching its fairness determination as to the Put Price and adopts the discussion set forth under “Opinion of Financial Advisor” later in this proxy statement. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, none of the factors that our Board of Directors considered led the Board to believe that the Put Price is unfair to unaffiliated stockholders.

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Voluntary Transaction. Holders of Series A Preferred Stock are not required to sell shares to the Company at the Put Price. The shareholders have the option of holding their Series A Preferred shares and remaining stockholders of the Company. However, these shareholders are not given the opportunity to convert their holdings to common shares other than in a change of control event. The Board considered the opportunity the holders of the Series A Preferred Stock have to cash in their shares of common stock at a Put Price representing a 10.9% and 10.3% premium over the weighted average trading price for the 90 day and 6 month periods ending December 1, 2006, respectively, without incurring brokerage charges.

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Current and Historical Market Prices. Although our common stock is not traded daily, it was traded 131 of the 250 trading days during the 12 month period ending December 1, 2006 and 64 of the 126 trading days for the 6 month period ending December 1, 2006. The average trading volume for those 12 and 6 month periods was 3,089 and 2,212 shares, respectively.

During this 12 month period, the high trading price was $9.84 (which last occurred on February 1, 2006), and the low trading price was $8.54 (occurring on October 4, 2006). The Board calculated that the weighted average trading price for the 90 day, 6 month and 12 month periods ending December 1, 2006 was $9.02, $9.07 and $9.23, respectively. The last sale price for our common stock reported on the Nasdaq Global Market on February 15, 2007 was $9.10. The Put Price represents a premium over these historical averages. The Board believes this amount of the premium to be fair due to the fact the preferred shareholders will automatically be receiving the Series A Preferred Stock as a result of the Conversion and should be offered some premium due to the involuntary nature of each individual preferred shareholder’s transaction. However, the premium should not be excessive due to the fact the preferred shareholders are not being forced to cease being shareholders of the Company altogether, and as a result, the sale at the Put Price is voluntary.

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Prior Stock Purchases. In the prior two (2) years, the Company has actively engaged in repurchasing its common stock at market prices. The prices paid by the Company during this two year period range from $10.10 to $9.30 per share. The purchase at $10.10 per share occurred on December 31, 2004, and the $9.30 per share purchase was completed in March 2006, which was also the most recent purchase of common stock by the Company. Because the Company’s purchase of its stock has been at market prices and consistent with current and historical market prices, we did not give prior purchases by the Company any additional consideration above and beyond current and historical market prices, and our analysis justifying the fairness of paying a reasonable premium above market price remains unchanged.

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Going Concern Value. The Board generally approached the valuation of South Street’s common stock as a going concern operating entity. As part of its assessment, the Board considered Howe Barnes’ analysis regarding the Company’s current and historical trading price for a one year period and how the Company’s trading prices and certain pricing ratios compared to several peer groups. This analysis is described later in this Proxy Statement under the heading “Opinion of Financial Advisor- Comparable Company Analysis”, which should be read in its entirety. The Board reviewed and adopted Howe Barnes’ analysis and which reflected that, based on the information studied, South Street’s trading price appeared to be consistent with various pricing ratios exhibited by the selected peer groups. Based on that conclusion, the Board’s knowledge and judgment with regard to trading prices in the banking industry, and the Company’s anticipated on-going operations and business plans, the Board determined that South Street’s trading price generally reflected the value of the Company’s common stock on a going concern basis.

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Net Book Value. As of September 30, 2006, the book value per share of the Company’s common stock was $8.83. The Board considered net book value and tangible net book value in determining fair market value ranges using market price/book value ratios established from analyses of certain nationwide peers as well selected guideline companies. This analysis is described further in “Opinion of Financial Advisor.” The Board also considered net book value per share in determining the Put Price, but the Board generally did not consider it to be as relevant as other factors in considering the fairness of the Put Price to all stockholders. However, to the extent the Board deemed it relevant, the Board adopted Howe Barnes’ Analysis. The Board notes that the Put Price reflected a 13.25% premium above the Company’s September 30, 2006 book value per share.

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Liquidation Value. In determining the Put Price, the Board did not view the liquidation value as a representative value to determine the fairness of the Recapitalization to the unaffiliated stockholders. The vast majority of the Company’s (and underlying subsidiary Bank’s) assets are financial assets, and their book values roughly approximate their liquidation value. In the event the Company’s assets were sold in an orderly liquidation, some portion of the Company’s loans and deposits may be sold at a slight premium or discount above book value depending on applicable interest rates. However, any premium which might be paid over book value, if any, is not material, particularly when considering the discount for which certain other assets may be sold and the expense of the liquidation process. In addition, interest gaps on mismatched assets and liabilities re-price quickly. As a result, we estimate that the liquidation value would not be materially different than the book value.

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Dividend Discount Analysis. The Board also considered the fair value of its common stock by looking at the present value of expected future dividends to be received. In order to consider this value, the Board made certain assumptions regarding financial projections and expected growth rates of dividends. Based on these assumptions, and as reported to the Board by Howe Barnes, a reasonable range of fair value indicated by its dividend discount analysis could be between $7.95 and $10.42 per share, and the Board adopted Howe Barnes’ dividend discount analysis. This analysis is described further in “Opinion of Financial Advisor.”

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Earnings. The Board reviewed the earnings of South Street for the previous two years. For the two years ended December 31, 2005 and 2004, South Street reported net income of $1.6 million and $1.1 million, respectively. The net income for the Company for the nine months ended September 30, 2006 was $957,000. The basic earnings per share for each of the 2005 and 2004 fiscal years was $0.54 and $0.37, respectively, and the basic earnings per share for the nine months ended September 30, 2006 was $0.33. The proposed Put Price represents a multiple of 18.5 times the 2005 fiscal year earnings per share, and 22.7 times the annualized earnings per share for the nine months ending September 30, 2006. These pricing multiples were within the range of price to earnings ratios for a selected peer group of twelve companies identified by Howe Barnes and discussed later under the heading “Opinion of Financial Advisor; Comparable Company Analysis”, and Howe Barnes analysis with respect to these ratios was adopted by the Board of Directors.

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Opinion of the Financial Advisor. The Board received a written opinion dated August 10, 2006, of Howe Barnes Hoefer & Arnett, Inc., a financial advisor to the Board. The opinion (which was confirmed by a bring down letter dated December 6, 2006) stated that, as of the its date and based upon and subject to the various assumptions and limitations described in the opinion, the Put Price to be offered to preferred shareholding in connection with the Recapitalization was fair, from a financial point of view, to South Street’s stockholders, including those who will Series A Preferred Stock (with the thirty day put option), as well as those who will retain their common shares after the Recapitalization. By stating that the Put Price was fair, from a financial point of view, to South Street’s stockholders, this opinion incorporates both affiliated and unaffiliated stockholders. In addressing how the Put Price should be determined, the impact on affiliated and unaffiliated stockholders is the same. No affiliated stockholders are receiving the Put Price. Of the unaffiliated stockholders, a substantially large majority will also not be receiving the Put Price. As a result, with respect to determining the fairness of the Put Price, the Board determined that Howe Barnes’ opinion was sufficient to support the fairness of the Put Price to unaffiliated stockholders.

A copy of Howe Barnes’ written opinion which addresses only the financial fairness of the cash Put Price is attached as Appendix B to this Proxy Statement and incorporated by reference. A copy of the December 6, 2006 Bring Down Letter is attached as Appendix C to this Proxy Statement and incorporated by reference. You should read the entire opinion and Bring Down Letter carefully. The opinion does not constitute a recommendation by Howe Barnes to any stockholder as to how the stockholder should vote on the Recapitalization at the special meeting or any other matter.

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Other Going Private Transactions. The Company also considered premiums paid to stockholders in other going private transactions over the last four years. Howe Barnes discussed with the Board 36 transactions primarily involving reverse stock splits or cash out mergers for banks and thrift institutions. The Board considered the $9.09 closing price on July 31, 2006, which is consistent with the historical price trend over the prior twelve month period. The weighted average price for the six (6) months ending July 31, 2006 was $9.26 per share. The Put Price represents a 10% premium over that July 31, 2006 trading price and an 8% premium over the 6 month weighted purchase price. Premiums paid with respect to the Company’s selected peer group for other going private transactions ranged from (6.9%) to 65.9%, with the median premium paid being 13.8%, and the first and third quartile averages being 6.2% and 20.4%, respectively. However, the selected peer group transaction primarily involved circumstances in which the shareholders receiving cash were given no option to retain any class of stock. Considering this, the Board believes the premium to be paid to these shareholders who elect to exercise the put option to be fair for all shareholders.

Although it is difficult to determine what the Board as a whole or any individual Board member concluded from any one particular analysis, certain facts were compelling and discussed at great length. After consideration of all this information, the Board determined that the $10.00 per share Put Price is a fair price to be offered to unaffiliated stockholders receiving shares of Series A Preferred Stock at the effective time of the Conversion. As a result of the fairness of this Put Price and the other characteristics of the Series A Preferred Stock, the Recapitalization (including the Conversion) is fair to those unaffiliated stockholders.

After determining the characteristics of the Series A Preferred Stock and comparing the relative rights and preferences of the Series A Preferred Stock with the common stock, the Board concluded that a one Series A Preferred share for one common share exchange was a fair exchange ratio for all unaffiliated shareholders of the Company. Although the characteristics of the Series A Preferred Stock are distinguishable from those of the common stockholders, the practical effect of many of the differences is not significant to those unaffiliated stockholders receiving Series A Preferred Stock in the Conversion, as well as those unaffiliated stockholders who do not. Preferred stockholders who lose their voting rights had relatively little voting power as common stockholders, and the non-converting commons shareholders retain their voting power. Although there could be a more limited market for the Series A Preferred Stock, these preferred stockholders will have 30 days to sell their stock to the Company at a premium above market with no broker fees at the Put Price. Preferred stockholders will have a liquidation preference, but we do not anticipated liquidation being a likely scenario for the Company. Preferred stockholders will also be ensured that they will receive at least the same dividends as the common stockholders, and the Board does not anticipate awarding dividends solely to preferred stockholders at this time. Also, both classes will be treated the same in the event of a merger, sale or other change of control. Due to the foregoing, in the opinion of the Board, the Company’s common stock and Series A Preferred Stock are distinct, but neither reflects a material advantage over the other when considering all of the characteristics of both classes of stock and the number of shares owned by such stockholders. As a result, the one share of common stock for one share of Series A Preferred Stock exchange ratio, as well as the Conversion generally, is fair in the opinion of the Board to unaffiliated stockholders.

The Board of Directors also believes that the Recapitalization is fair to stockholders who will continue to own shares of the common stock after the Recapitalization. This belief is based on the Board’s consideration of the following material factors:

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If we are able to terminate the registration of our common stock under the Exchange Act, we believe that the cost savings will benefit continuing stockholders. These cost savings include known and unknown legal, auditing, accounting and other expenses which will be incurred by public companies under the Sarbanes-Oxley Act. Also, our officers, directors and other management will be able to better focus its resources on the Company’s business opportunities. These cost savings and increase in focus should enhance our ability to increase the Company’s profitability.

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If we succeed in deregistering our common stock with the SEC, we will no longer be subject to the SEC reporting or proxy disclosure requirements. However, we intend to continue to provide annual audited financial information to our stockholders. We will also be subject to the regulatory and supervisory authority of other governmental agencies applicable to bank holding companies and state savings banks, including the Federal Reserve Board, the FDIC, and the North Carolina Commissioner of Banks.

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If our common stock is no longer subject to the Exchange Act reporting requirements, we will no longer be eligible to have our common stock quoted on the Nasdaq Global Exchange. This could adversely affect the liquidity, trading volume and marketability of our common stock. However, we anticipate having our common stock quoted on the OTC Bulletin Board, and we believe any loss in liquidity resulting from the change to the OTC Bulletin Board is outweighed by the other advantages of this going private transaction.

The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement would usurp the power of the holders of a large portion of the Company’s outstanding shares to consider and approve the proposed Amendment as provided under North Carolina law and the Company’s charter documents.

No independent committee of the Board has reviewed the fairness of the Recapitalization proposal. No unaffiliated representative acting solely on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the Recapitalization or preparing a report covering the fairness of the Conversion and the Put Price was retained by the Company or by a majority of directors who are not employees of the Company. However, the Board did elect to engage an independent financial advisor to ensure the fairness of the Put Price. Also, the Board is primarily comprised of independent members, and accordingly, there was no need to form a special committee to or retain any unaffiliated representative(s) to represent unaffiliated stockholders, as the Board was able to adequately balance the competing interests of the shareholders.

We acknowledge that as of the Record Date, each member of the Board of Directors will own more than 750 shares of common stock and will not receive any Series A Preferred Stock at the Conversion. However, at the time the decision was made regarding the Conversion threshold, the directors share ownership was not taken into account, and at that time, one director held less than 750 shares of common stock. That director has elected to exercise his right, which is available to all shareholders owning less than 750 shares of common stock, to purchase more shares of the common stock in the market prior to the Record Date in order that he retain shares of common stock in the Company following the Conversion. Due to the fact that the directors are comprised primarily of unaffiliated stockholders, and the fact that not all of the directors owned more than 750 shares of common stock at the time the terms of the Conversion and the Put Price were approved, we did not feel any significant additional protections would be afforded by appointing a special committee of unaffiliated Board members or other shareholders.

With respect to unaffiliated stockholders’ access to South Street’s corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Recapitalization. The Board also considered the fact that under North Carolina corporate law, and subject to certain conditions set forth under North Carolina law, stockholders have the right to review the Company’s relevant books and records of account. The Board did not consider these steps necessary to ensure the procedural fairness of the Recapitalization. The Board determined that such steps would be costly and would not provide any meaningful additional benefits. Thus, we have not made any provision in connection with the Recapitalization to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at the Company’s expense.

After considering the factors described above, the Board believes that the Recapitalization is fair, notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative. The Board believes that the Recapitalization is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the unaffiliated directors of the Company, approved the proposed Amendment. In addition, the Board recognizes that all shareholders owning less than 750 shares of common stock have (or have had) the opportunity to (i) buy more shares of common stock prior to the Record Date to exceed the 750 share threshold or (ii) put those shares in “street name” prior to the Record Date. Either of these alternatives will allow the shareholders to retain their common stock following the Conversion. The Board recognizes that purchasing shares of common stock prior to the Record Date may be difficult due to the relative lack of a trading market for our common stock; however, the Board has intentionally attempted to devise a transaction which will give all unaffiliated shareholders the most alternatives which could reasonably be available while accomplishing its “going private” objectives.

The Board also believes that the Recapitalization is procedurally fair, as compared to other going private transactions considered by the Board, because it is the only alternative that allowed smaller shareholders the opportunity to decide whether or not to remain an equity holder of the Company. After the Conversion, preferred shareholders will have the opportunity to remain equity owners of the Company or cash out at a premium. Other possible going private transactions which would insure success in deregistering the Company as an Exchange Act reporting company, such as a reverse stock split, would not give small shareholders this choice. The shareholders primarily affected by the transaction (i.e. those owning less than 750 shares on the Record Date) have some ability to determine their ownership status with the Company.

In addition to the foregoing, this transaction triggers dissenters’ rights under North Carolina law. These rights are discussed more particularly under the Section of this proxy statement entitled “Description of the Amendment and the Recapitalization - Dissenters’ Rights.”

For the reasons discussed above, the Board of Directors believes that the Recapitalization is substantively and procedurally fair to the Company’s stockholders, including unaffiliated stockholders, and in the best interests of the Company and its stockholders.

Opinion of Financial Advisor

Overview The Board of Directors of South Street retained Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”) to act as its financial advisor in connection with the Recapitalization. As part of its engagement, Howe Barnes rendered an opinion at South Street’s request with respect to the fairness of the Put Price, from a financial point of view, to the Company’s stockholders as set forth in the Amendment. On August 10, 2006, Howe Barnes delivered to the Board an oral report regarding its initial evaluation of and analysis concerning the Company’s common stock. Howe Barnes then delivered its written opinion dated August 10, 2006 to the Board that as of such date, the cash Put Price to be paid to electing stockholders owning Series A Preferred Stock was fair, from a financial point of view, to all Company stockholders. Howe Barnes also delivered a letter, dated December 6, 2006, which updated the August 10 opinion. The Company paid Howe Barnes a fee of $35,000 for the delivery of the fairness opinion and related financial advisory services with respect to the Recapitalization.

In connection with providing its fairness opinion and other services rendered in connection the Recapitalization, Howe Barnes received no specific instructions from South Street’s Board of Directors other than to provide the Board with an opinion stating whether or not the Put Price would be fair to the Company’s stockholders from a financial point of view. No limitation was imposed on Howe Barnes with respect to the scope of Howe Barnes’ investigation in rendering its services.

A copy Howe Barnes’ written opinion dated August 10, 2006, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached to this Proxy Statement as Appendix B. A copy of Howe Barnes’ Bring Down Letter is attached as Appendix C. You should read the fairness opinion carefully and in its entirety. The following summary of Howe Barnes’ opinion is qualified in its entirety by reference to the full text of the opinion. Howe Barnes’ opinion is addressed to the Company’s Board and does not constitute a recommendation to any stockholder as to how the stockholder should vote at the special meeting with regard to the Recapitalization or whether a stockholder should elect to receive the Put Price.

Background of Howe Barnes. Howe Barnes is a national investment banking firm, and we selected Howe Barnes as an advisor based on the firm’s reputation, its experience in investment banking, its extensive experience and knowledge of the banking market, its recognized expertise in the valuation of commercial banking businesses, its experience in going private transactions for public companies, and its familiarity with South Street. In addition, the Company’s management had previously discussed the Company’s “going private” alternative to remaining an Exchange Act reporting company with Howe Barnes. Howe Barnes, through its investment banking business, specializes in commercial banking institutions and is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, competitive biddings and other corporate transactions.

South Street has agreed to pay Howe Barnes a fee as compensation for financial advisory services rendered in connection with the Recapitalization, including a fee that was contingent on receipt of Howe Barnes’ written opinion. In addition, South Street has agreed to reimburse Howe Barnes for all reasonable expenses, incurred by it on South Street’s behalf, and to indemnify Howe Barnes against certain liabilities, including those which may arise under the federal securities laws. No material relationship has existed within the past two years between South Street, Howe Barnes or any of their respective affiliates. The Company anticipates that Howe Barnes will be selected to make a market in the Company’s stock after the Recapitalization, but it does not anticipate Howe Barnes performing any other services for the Company in the near future.

Factors Considered. Prior to rendering its opinion, Howe Barnes reviewed and analyzed, among other things, (i) the terms of the Recapitalization, including the Put Price, as set forth in the proposed Amendment, (ii) the Company’s annual report to stockholders and financial statements as filed on Form 10-KSB as amended for each of the three years ended December 31, 2003, 2004 and 2005, (iii) the Company’s quarterly reports and financial statements as filed on Form 10-Q for the three and six month periods ending March 31 and June 30, 2006, respectively, (iv) certain information regarding the historical record of reported prices, trading activity and dividend payments of South Street’s common stock, (v) certain reported financial terms of selected recent going private transactions which Howe Barnes deemed to be relevant, (vi) publicly available business financial information regarding South Street, (vii) certain forecasts and supporting information prepared by our management with respect to the Recapitalization, (viii) discussions with the Company’s management regarding the background of the Recapitalization and reasons and basis for the Recapitalization and management’s opinion of future business prospects for the Company, and (ix) other studies, analyses and investigations, particularly of the banking industry, and such other information as Howe Barnes deemed appropriate. Howe Barnes did not obtain, make or receive any independent appraisal or evaluations with respect to the Company’s assets or liabilities. It also did not make or receive any analyses or evaluations of the rights of stockholders, creditors or others holding any claims or rights against the Company.

Summary of Financial Analyses. In connection with rendering its opinion to South Street’s Board, Howe Barnes performed a variety of financial and comparative methodologies, which are summarized briefly below. Moreover, Howe Barnes believes that these analyses must be considered as a whole and that selecting portions of them and the factors considered by Howe Barnes, without considering all of those analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of Howe Barnes’ written opinion as to fairness, from a financial point of view, that is based on those analyses. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. In its full analysis, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Howe Barnes’ analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals nor do they necessarily reflect the prices at which a company or its respective securities may actually be sold. No particular individual analysis performed by Howe Barnes was assigned a greater significance by Howe Barnes than any other in forming its written opinion.

The written opinion dated August 10, 2006, as well as the Bring Down Letter, provided by Howe Barnes to the Board were necessarily based upon economic, monetary, financial market and other relevant conditions as of the date of the opinion in question. Accordingly, the opinion states that although subsequent developments may affect the opinion, Howe Barnes does not have any obligation to further update, revise or reaffirm its opinion.

In connection with its review and arriving at its opinion, with the consent of the Board of South Street, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by South Street to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information provided, including without limitation information from published sources, as being complete and accurate in all material respects. With regard to the financial forecasts prepared by South Street’s management, as well as projections of cost savings, Howe Barnes assumed that this information reflected the best available estimates and judgments of South Street as to the future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. South Street does not publicly disclose its internal management projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as financial advisor to South Street. Therefore, those projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing South Street. Accordingly, actual results could vary significantly from those set forth in the respective projections.

In providing its opinion, Howe Barnes assumed and relied upon, without independent verification, the accuracy and completeness of all accounting, legal, tax and other information provided to them by the Company, as well as all of the materials made available to Howe Barnes by the Company or other public sources. Howe Barnes assumed that no material change in the Company’s assets, financial conditions, results of operations, business or prospects had occurred since the most recent financial statements made available to Howe Barnes.

Howe Barnes has stated to the Board that it does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that those allowances by South Street are adequate to cover such losses. In addition, Howe Barnes has not reviewed, and does not assume responsibility for, any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of South Street, nor was Howe Barnes provided with those types of appraisals. In addition, for the purposes of rendering its written opinion, Howe Barnes assumed that (i) the Recapitalization will be consummated in accordance with the terms set forth in the Amendment, without any waiver of its material terms or conditions, and that obtaining the necessary stockholder approvals for the Recapitalization will not have an adverse effect on South Street and (ii) the Recapitalization is consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Howe Barnes was not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Recapitalization. Howe Barnes expressed no opinion as to whether any alternative transaction might produce consideration for the holders of South Street’s Common stock in an amount in excess of that contemplated in the Recapitalization.

Howe Barnes’ analyses included (i) a comparison of certain market multiples between South Street and selected peer groups, (ii) a dividend discount analysis, and (iii) an analysis of premiums paid with respect to similar transactions. Howe Barnes also considered the current and historic trading activity and prices of our common stock. Howe Barnes presented an oral report of these analyses to the Board of Directors at its August 10, 2006 meeting.

Historical Performance of the Thrift Equity Market. Howe Barnes first considered the performance of market for thrift equity over the three year period ended July 31, 2006. Howe Barnes compared the market performances of the Standard and Poor’s 500 Index; the index of all publicly traded banks in the United States; and the indices of all publicly traded thrift institutions in the United States, all publicly traded thrift institutions in the Southeast, and all publicly traded thrift institutions in the United States with assets below $500 million (as identified by SNL Financial, L.C.). During this period the Standard and Poor’s Index, the index of all banks, the indices of all thrift institutions, the institution of Southeast thrifts, and the index of thrifts with assets below $500 million increased 31%, 28%, 33%, 30% and 13%, respectively.

Historical Trading Price and Volume. Howe Barnes then reviewed the trading volume and closing prices of the Company’s common stock on each day during the twelve months prior to July 31, 2006 on which a trade had been reported. In analyzing this trading history, Howe Barnes calculated that the weighted average price per share to be $9.40, $9.26 and $9.26 for the prior twelve months, six month and ninety days, respectively, ending July 31, 2006. Howe Barnes noted that during the same twelve month period, the Company’s common stock was traded only 157 of the possible 250 days for trading. The average daily volume of South Street stock trading was 1,626, 1,415 and 1,156 shares during the twelve month, six month and ninety day period ending July 31, 2006. The total number of shares traded during the twelve month period was 255,266, with a total of 9,600, 14,800 and 27,318 shares traded in the last 5, 10 and 20 days in which trading occurred prior to July 31, 2006, respectively.

Howe Barnes analyzed the trading performance of South Street’s common stock and the performance of the broader thrift equity market to evaluate the trading range of South Street’s common stock. Howe Barnes noted that thrift market indices have generally increased in value over the three years ending July 31, 2006, with smaller thrifts experiencing the least amount of price appreciation. Howe Barnes also noted that although South Street’s common stock trades relatively infrequently, it was Howe Barnes’s observation that the trading volume was similar to that of other financial institutions of similar size and that the trading volume was of sufficient amount and frequency to be given consideration in reaching its opinion.

Comparable Company Analysis. In order to establish a fair value for South Street’s common stock in connection with the Recapitalization, Howe Barnes engaged in several analyses which compared certain Company pricing ratios to several larger peer groups. It later identified a more specific peer group of 12 companies deemed relevant and looked at historical pricing and other ratios to consider the Company’s common stock value.

To the extent any comparisons were done with peer groups, Howe Barnes noted that no peer group or member of a peer group was identical to South Street. As a result, Howe Barnes’ analyses with respect to the Recapitalization were not intended to be purely mathematical. Rather, Howe Barnes considered complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which South Street is being compared in the course of delivering its report and written opinion to the Board.

First, Howe Barnes selected seven peer groups having one or more common characteristics with South Street. These peer groups included (i) all publicly traded thrift institutions in the United States as identified by SNL Financial, L.C., (ii) all publicly traded thrifts in the geographic southeastern United States, (iii) all thrifts in the United States with assets between $100 million and $300 million, (iv) all United States thrifts with market capitalizations between $20 million and $40 million, (v) all thrifts nationwide with returns on average assets between 0.50% and 0.75%, (vi) all thrifts in the United States with returns on average equity between 5.0% and 7.0%, and (vii) all United States thrifts with ratios of tangible equity to tangible assets being between 9.0% and 11.0%. In reviewing these peer groups, Howe Barnes specifically focused on the following pricing ratios: (i) stock price/book value ratio, (ii) stock price/tangible book value ratio, (iii) stock price/reported earnings during the last twelve months for which public information was available and (iv) stock price/core earnings during the last twelve months for which public information was available. Howe Barnes determined peer group median pricing ratios based on publicly available information as of July 31, 2006. The following table sets forth the peer group median pricing ratios as of July 31, 2006. Howe Barnes noted that the Put Price resulted in price-to-book value ratios slightly below the median for all of the peer groups, while the Put Price resulted in price-to-LTM earnings and price-to-LTM core earnings ratios above the median for all US publicly traded thrifts. In reaching its opinion, Howe Barnes noted that South Street’s unique financial characteristics were not captured by any one of these broad national peer groups.

	Median Ratios for All U.S. Thrifts
	Price/Book Value	Price/Tangible Book Value	Price/LTM[1] Earnings		Price/LTM[1] Core Earnings
South Street at $10.00 per share	115%	115%	18.5	x	17.9	x
All Public US Thrifts	131%	142%	17.4	x	16.8	x
All Public Southeast Thrifts	139%	142%	17.2	x	16.2	x
Thrifts$100MM-$300MM in Assets	123%	125%	21.1	x	16.7	x
Thrifts with Market Cap $20MM-$40MM	123%	125%	20.7	x	18.5	x
Thrifts with Return on Average Assets 0.50%-0.75%	130%	142%	17.1	x	17.1	x
Thrifts with Returns on Equity 5.0%-7.0%	122%	142%	21.0	x	21.9	x
Thrifts with Tangible Equity/Tangible Assets 9.0%-11.0%	125%	129%	21.0	x	19.7	x

[1]	Last twelve months ending as of June 30, 2006

In order to more fully consider the unique financial characteristics of South Street, Howe Barnes conducted a similar analysis with respect to a more tailored peer group of 12 companies deemed relevant. Although these twelve companies may not exactly match all of the unique financial characteristics of South Street, the group as a whole better reflects certain material financial characteristics of the Company as compared to broad national peer groups. As a result, Howe Barnes placed more weight on this more tailored peer group of 12 companies than on the broader peer groups. Howe Barnes selected thrifts in the U.S. with assets between $150 million and $350 million, a ratio of tangible equity to tangible assets less than 15.0%, a ratio of non-performing assets to total assets of less than 1.50% and a history of profitability over the last twelve months. Howe Barnes removed companies which (i) were mutual holding companies, (ii) did not have available pricing ratios for consideration, (iii) were targets of merger transactions, (iv) were pursuing going private transactions, (v) recently completed a going private transaction, (vi) recently converted from mutual form or executed a second-step conversion, (vii) were traded on the Pink Sheets and (vi) were headquartered in the high-growth states of Florida or Texas or in Washington, D.C. Howe Barnes analyzed pricing multiples and financial ratios with respect to the selected peer group (i.e. (i) book value, (ii) tangible book value, (iii) reported earnings for the last twelve months and (iv) core earnings for the last twelve months) and calculated the median, first quartile, and third quartile of such pricing ratios. The range of these four pricing multiples within the selected peer group as of July 31, 2006 was as follows:

	Price/Book Value	Price/Tangible Book Value	Price/LTM[1] Earnings		Price/LTM[1] Core Earnings
Blue River Bancshares Inc.	130	161	13.4		13.2
Elmira Savings Bank	154	157	12.7		15.0
FFD Financial Corp.	107	107	14.5		17.5
First BancTrust Corp.	111	115	24.4		24.7
First Bancorp of Indiana Inc.	106	114	22.2		33.3
First Fed of N Michigan Bncp	78	88	NM		23.2
First Federal Bancshares Inc.	95	103	26.7		33.3
First Franklin Corp.	115	115	22.6		33.9
Great Pee Dee Bancorp Inc.	104	107	17.2		16.2
Mayflower Co-operative Bank	141	142	18.6		16.7
Monarch Community Bancorp Inc	74	101	21.1		18.8
River Valley Bancorp	129	129	16.2		16.2

High	154%	161%	26.7	x	33.9	x
3rd Quartile	129%	132%	22.4	x	26.8	x
Median	109%	120%	18.6	x	18.1	x
1st Quartile	102%	106%	15.4	x	16.2	x
Low	74%	88%	12.7	x	13.2	x

South Street at $10.00 per share	115%	115%	18.5	x	17.9	x

[1]	Howe Barnes determined these peer group pricing ratios based on publicly available information as of June 30, 2006.

Howe Barnes noted that the Put Price resulted in a price-to-book value ratio and price-to-tangible book value ratio of 115%. The Put Price resulted in a higher price-to-book value ratio than the median of the peer group and a slightly lower price-to-tangible book value ratio than the median of the peer group. Howe Barnes further noted that the Put Price resulted price-to-LTM earnings and price-to-LTM core earnings ratios which were very similar to the median for the peer group. In reaching its opinion as to the fairness of the Put Price, Howe Barnes noted that the pricing ratios for South Street’s common stock implied by the Put Price were similar to the median pricing ratios of the peer group.

Dividend Discount Analysis. Howe Barnes also performed a dividend discount analysis to determine a fair value of the Company’s common stock based on the present value of expected future dividends to be received. Company’s management provided Howe Barnes with financial projections through December 31, 2010. Specifically, the Company’s management (for purposes of this exercise only) estimated the Company’s total dividend payments for each of the fiscal years ending December 31, 2006, 2007, 2008, 2009 and 2010. Howe Barnes then calculated the estimated dividends per share assuming the same number of shares remained issued and outstanding. At the time that the Company’s management provided Howe Barnes with any forecasts, it was not intended that these be disclosed to our shareholders or the public in this proxy statement or otherwise. Management provided these forecasts in the limited time allotted to them, and these forecasts may change upon further analysis. Such forecasts were delivered to Howe Barnes solely for its use in determining the fairness of the Put Price and should not be used by any person for any other purpose. No shareholder should rely on these forecasts in deciding whether to buy or sell the Company’s securities. In estimating the Company’s future earnings per share, the Company assumed a total asset growth of 5% for the fiscal years 2006 through 2010. It then assumed a return on average assets of 0.70%. As a result, the Company’s management estimated (for purposes of this exercise only) that the earnings per share would total $0.63, $0.65, $0.68, $0.72, and $0.75 for the fiscal years ending December 31, 2006, 2007, 2008, 2009, and 2010, respectively. Additionally, the Company’s management assumed (for purposes of this exercise only) that the Company would continue to pay a dividend of $0.40 per share each year, which has been the Company’s past practice. For purposes of its analysis, Howe Barnes then assumed that the Company’s stock could be liquidated in the future at a multiple between 16x and 20x earnings per share, which Howe Barnes determined to be appropriate based on a review of current trading multiples of comparable companies based on national medians as well as of specifically identified companies.

Howe Barnes capitalized these estimated future dividends and terminal value and discounted such value to a present value at a discount rate between 11% and 13%. Howe Barnes determined that this was an appropriate range of discount rates based on industry average required returns of investors for companies which were identified as similar to South Street. Howe Barnes has observed discount rates of 11% to 13% applied to the cash flows of financial institutions in its discussions with institutional investors, its review of published research relating to the financial services sector, and its examination of financial institution valuations.

Howe Barnes calculated that a range of price for our common stock implied by this dividend discount analysis was between $7.95 and $10.42 per share. Howe Barnes acknowledged that the dividend discount often yields the widest range of values as a result of the number of assumptions necessary to employ this model.

Recapitalization Premium Analysis. Howe Barnes reviewed going private transactions in the financial services industry to determine what premium, if any, has been paid in some other transactions deemed similar. In its analysis, Howe Barnes selected 36 transactions deemed comparable during the past four years engaged to ultimately deregister that company’s common stock from Exchange Act reporting requirements. The 36 selected transactions included only reverse stock splits and cash out mergers conducted by bank or thrift institutions or their holding companies. None of the comparable transactions selected resulted in a change of control of the entity. Howe Barnes relied on the reported acquisition price paid by these companies in connection with the comparable transactions and compared that price to the mostly recently reported trading price before the announcement of the transaction for the same shares to determine an average premium paid. By observing premiums paid in other similar transactions of publicly traded banks, Howe Barnes was able to estimate a range of premiums comparable for the Put Price. Howe Barnes did not consider the trading history of the 36 subject companies other than the recent trading price as compared to the acquisition price paid pursuant to the comparable transactions.

The following is a listing of the 36 transactions considered by Howe Barnes in its Recapitalization premium analysis. The stated premiums were measured by comparing the price paid in the going private transactions to the closing trading price on the date prior to the announcement of such transaction.

Company	Announce Date	Assets ($000’s)	Transaction Value	% of Shares	Premium
Harbor Bankshares Corporation	05/12/06	250,955	$386,818	1.8%	17.0%
Home City Financial Corporation	01/26/06	149,553	$239,404	1.8%	6.0%
County Bank Corp	10/07/05	255,611	$2,902,680	4.7%	2.4%
First Citizens Bancorporation, Inc.	09/13/05	4,991,346	$21,751,590	4.7%	22.5%
Illini Corporation	08/23/05	253,463	$1,848,785	8.4%	3.8%
Iowa First Bancshares Corp.	07/22/05	376,429	$2,478,132	4.7%	10.9%
Cherokee Banking Company	07/01/05	164,843	$3,398,664	15.4%	14.5%
FC Banc Corp.	06/24/05	162,234	$1,881,152	9.9%	2.2%
Guaranty Bancshares, Inc.	06/07/05	564,295	$1,481,976	2.2%	24.0%
FFD Financial Corporation	05/24/05	139,705	$1,482,000	6.6%	23.0%
Home Loan Financial Corporation	05/18/05	160,342	$1,754,164	5.0%	30.5%
Community Investors Bancorp Inc.	05/17/05	122,762	$602,280	3.8%	13.2%
United Tennessee Bankshares, Inc.	04/14/05	122,659	$5,713,400	21.9%	20.5%
Northeast Indiana Bancorp, Inc.	03/16/05	232,611	$331,867	1.0%	17.5%
ASB Financial Corp.	03/03/05	172,961	$1,985,659	5.0%	11.4%
First Manitowoc Bancorp, Inc.	02/25/05	606,753	$1,844,700	1.4%	27.9%
Benchmark Bankshares, Inc.	12/23/04	284,623	$11,796,169	7.4%	11.8%
KS Bancorp, Inc.	12/22/04	223,208	$1,418,040	4.9%	23.1%
Commercial National Financial Corp.	11/18/04	243,859	$8,750,000	17.1%	13.6%
Fidelity Federal Bancorp	11/11/04	201,842	$2,000,000	10.0%	6.3%
Blackhawk Bancorp, Inc.	10/22/04	415,911	$995,566	2.6%	27.1%
Sturgis Bancorp, Inc.	09/29/04	312,431	$588,832	1.3%	18.1%
Wells Financial Corp.	09/28/04	223,353	$4,725,000	8.5%	9.6%
Southern Michigan Bancorp Inc.	09/03/04	310,815	$1,213,215	5.1%	20.3%
First Banking Center, Inc.	08/20/04	565,408	$21,660,000	24.2%	17.6%
Hemlock Federal Financial Corp.	06/01/04	312,468	$232,000	0.8%	2.1%
Logansport Financial Corp.	05/27/04	153,868	$207,496	1.1%	14.3%
Coddle Creek Financial Corp.	03/30/04	137,652	$500,000	2.0%	4.1%
Easton Bancorp Inc.	01/02/04	101,837	$3,013,650	24.3%	(6.9%)
IBW Financial Corp.	12/31/03	302,720	$470,230	1.9%	65.9%
HFB Financial Corporation	10/28/03	256,689	$468,400	1.6%	3.4%
Valley Ridge Financial Corp.	09/19/03	193,008	$1,660,000	4.9%	11.1%
First Cherokee Bancshares, Inc.	09/19/03	190,938	$6,081,814	35.3%	14.0%
BankPlus, FSB	07/15/03	313,234	$200,000	0.8%	6.7%
Capital Directions, Inc.	06/25/03	129,839	$551,450	1.7%	(3.8%)
Chesapeake Financial Shares, Inc.	09/03/02	332,424	$1,979,073	6.5%	18.7%

The premiums paid with respect to the selected transactions ranged from (6.9%) to 65.9%, with a median premium paid of 13.8%, and a first quartile and third quartile of 6.2% and 20.4%, respectively. Based on its review of certain transactions deemed comparable, Howe Barnes concluded that a reasonable range of the premium to be paid could be 5% to 20% above the current market price for the Company’s common stock. Based on the weighted average price of South Street common stock for the twelve month, six month and ninety day periods prior to July 31st, 2006, the Put Price represented a 6.4%, 8.0% and 8.0% premium, respectively. Howe Barnes noted that the transactions identified in the Recapitalization Premium Analysis were structured to require shareholders to involuntary surrender their shares whereas the Put Price was offered to shares on a voluntary basis. In arriving at its fairness opinion, Howe Barnes noted that the premium represented by the Put Price was comparable to the premiums paid in other going private transactions.

Howe Barnes’ Fairness Opinion. Based upon these analyses, Howe Barnes delivered a written opinion dated August 10, 2006 to the Company’s Board of Directors that the Put Price of $10.00 of the Series A Preferred Stock was fair, from a financial point of view, as of the date of the opinion to Company stockholders. This opinion regarding the fairness of the Put Price, from a financial point of view, was updated as of December 6, 2006 in the separate Bring Down Letter.

Howe Barnes’ opinion does not address the underlying business decision to engage in the Recapitalization. Howe Barnes is not expressing an opinion or recommendation as to how stockholders should vote with respect to the Amendment or the Recapitalization or whether stockholders should elect to receive the Put Price. The full text of Howe Barnes’ opinion, which sets forth many of the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement with Howe Barnes’ consent. The full text of Howe Barnes’ Bring Down Letter, dated December 6, 2006, is attached as Appendix C to this Proxy Statement with Howe Barnes’ consent. The description of the Howe Barnes opinion set forth herein is qualified in its entirety by reference to Appendix B and Appendix C and the text of the written opinion.

As noted above, the discussion in this section is merely a summary of the analyses and examinations that Howe Barnes considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Howe Barnes. The fact that any specific analysis has been referenced in the summary above is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes’ view of the actual value of the Company.

In performing its analysis, Howe Barnes made numerous assumptions with respect industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

General Effects of the Recapitalization

Conversion. If approved at the Special Meeting, the Recapitalization will affect our stockholders as follows:

Net Effect of Transaction for Stockholders holding 750 or more shares of South Street common stock immediately before the Recapitalization:	Net Effect of Transaction for Stockholders holding fewer than 750 shares of South Street common stock immediately before the Recapitalization:

•      Following the Conversion, you will own the same amount of shares of common stock you own prior to the Conversion. You will not receive any consideration as a result of the Recapitalization or the deregistration of the Company as an SEC reporting entity.

• In exchange for your shares of Company common stock, you will receive shares of the Series A Preferred Stock on a one for one basis.

•      As a result of holding Series A Preferred Stock, you will (i) no longer have any voting right excepts as required by law or upon a merger, acquisition or sale of the Company’s stock or assets which requires shareholder approval, (ii) have a liquidation preference equal to $4.50 per share, (iii) have a dividend preference such that no dividend can be awarded to the Company’s common stock without an equal dividend being awarded to the Series A Preferred Stock, (iv) have your shares be converted to common stock upon certain change of control events, and (v) be afforded a chance to sell your newly issues preferred shares to the Company at a Put Price of $10.00 per share for 30 days after the Recapitalization.

• As a result of no longer holding common stock, you lose the benefits associated with holding registered stock.

• In the event you elect to sell your Series A Preferred Stock for the Put Price, you will not have to pay any brokerage commissions or other service charges.

• In the event you elect to sell your preferred stock for the Put Price, all amounts owed to you will be subject to applicable federal and state income taxes.

•      We will send you a letter of transmittal as soon as practicable after the Recapitalization with instructions on how to surrender your existing certificate(s) in exchange for your newly issued shares of Series A Preferred Stock or your cash payment, if so elected.

NOTE: If you want to continue to hold South Street common stock after the Recapitalization, you may do so by purchasing a sufficient number of shares of our common stock on the open market prior to the effective time of the Conversion so that you hold at least 750 shares at that time, or you may transfer your shares of common stock into a brokerage account or “street name”.

Stockholders holding common stock in street name through a nominee (such as a bank or broker) will not have their common shares converted to Series A Preferred Stock even if they hold less than 750 common shares in their account at the effective time of the Conversion. The Board of Directors has elected to treat shares held in street name as being held by one shareholder of record, and as a result, no shares held in street name will be converted under the terms of the Conversion.

Reduction in Number of Company Stockholders. As of June 2006, there were approximately 597 record holders of our common stock. At that time, approximately 379 of the record holders (excluding beneficial owners holding stock in street name) held fewer than 750 shares of the Company’s common stock. If immediately prior to the conclusion of the Conversion, the number of record stockholders and their stock holdings have not changed, there will be approximately 218 record holders of the Company’s common stock and 379 record holders of the Company’s Series A Preferred Stock (assuming no preferred shareholders elect to immediately cash out their preferred stock at the Put Price). We do not estimate a material change in the number of shareholders owning more or less than 750 shares at that time.

Termination of SEC Public Disclosure Filings. The Board anticipates that the Conversion will cause the Company to have less than 300 record holders of the Company’s common stock and less than 500 record holders of the Company’s Series A Preferred Stock. As a result, we will be eligible to file a Form 15 and deregister our common stock with the SEC, and we currently intend to do so. Also, we will not be required to register our newly issued preferred stock under the Exchange Act. Once we terminate the registration of our common stock under the Exchange Act, we will no longer file current and periodic reports with the SEC, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. We will also no longer be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. As a result, the amount of information provided to stockholders after deregistration may be less than the amount currently supplied. It will be more difficult for stockholders to obtain information about us. We will, however, still be subject to the record keeping and reporting policies and procedures of the Federal Reserve Board, the FDIC and the North Carolina Commissioner of Banks. We also currently intend to provide our remaining stockholders with copies of annual audited financial statements after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders and may not be accompanied by the management’s discussion and analyses in the same format. Although we intend to continue to provide annual audited financial statements as well as proxy statements on an annual basis, there is no SEC requirement that we continue to do so, and there is no requirement that if we elect to do so the amount of information disclosed will be the same as delivered while an Exchange Act reporting company. We will also continue to be subject to the antifraud rules and regulations of the SEC. This means that, among other things, officers and directors cannot trade in the common stock on the basis of material, nonpublic information.

Reduction of Certain Direct and Indirect Costs. We estimate that we could save approximately $88,000 in current out-of-pocket annual audit fees, legal fees, printing costs, mailing costs and Edgar expenses if we no longer have to comply with the reporting requirements under the Exchange Act. Further, we estimate that we will avoid direct and indirect expenses of approximately $197,000 associated with compliance with Section 404 of the Sarbanes-Oxley Act. In addition, we believe that we will save substantial indirect costs resulting from management’s time and attention associated with SEC reporting activities. As a result of no longer having to focus certain SEC reporting, auditing and internal controls standards, management will be able to focus on other business activities and long range plans of the Company.

Liquidity of Stock. Although our common stock does not trade daily, it does generally trade on a majority of the trading days. By terminating our status as a SEC reporting company, we will no longer be eligible to quote our common stock on the Nasdaq Global Exchange, which is likely to have a negative net effect on stock liquidity. Our preferred stock will also not be quoted on the Nasdaq Global Exchange. We anticipate that both classes of stock will be quoted on the OTC Bulletin Board. The number of common shares outstanding, as well as the number of common stockholders will decrease, which may decrease the number of persons willing to actively buy and sell shares of common stock and the number of shares available for sale. Likewise, although we anticipate that there will be more persons owning the Series A Preferred Stock than common shares, there will be fewer Series A Preferred Shares issued, outstanding and available for trading. In addition, in the event South Street does not make public certain information required by Rule 144 under the Securities Act of 1933 (which it currently intends to do), officers, directors and certain other affiliates will be unable to rely on Rule 144 when selling their shares of South Street common stock.

After the Company suspends its obligations to file periodic reports with the SEC, the reduction in public information concerning the Company and the termination of the Company’s status as a reporting company may adversely affect the liquidity and market value of the common and preferred stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports. Potential new investors may be particularly reluctant due to the lack of information. The problem may be further aggravated due to the fact that we will no longer be eligible to have our stock quoted on a national exchange. We anticipate that our common stock will be quoted on the OTC Bulletin Board, but we cannot guarantee whether or when this will occur. As a result, the limited trading market for our common stock may make it more difficult for holders to dispose of their shares.

Decrease in Net Book Value. At the completion of the Recapitalization, depending on the number of preferred shareholders who elect to sell their shares at the Put Price, the book value per share will decrease. If all of the shares of Series A Preferred Stock are sold at the Put Price, we estimate that the book value per share of common stock as of September 30, 2006, will be reduced from $8.83 per share on a historical basis (as adjusted to account for the decrease in shares of outstanding common stock resulting from the Recapitalization and subsequent sales) to approximately $8.77 per share on a pro forma basis.

ESOP. When the Board of Directors elected to engage in the Recapitalization and deregister the Company’s common stock from further Exchange Act reporting requirements, it considered the adverse impacts the Recapitalization would have on the Bank’s Employee Stock Ownership Plan (ESOP). As a result of the Company no longer being a public company, the ESOP will be required to obtain annual appraisals to value the Company’s common stock owned by the ESOP. In addition, at the time shares are distributed to ESOP participants following the Recapitalization, those persons receiving ESOP shares will be entitled to a put option to sell the shares to the Company at the appraised value. At the time of such distributions, the Company will have to recognize and record a contingent liability on its balance sheet resulting from the put option associated with these distributed shares.

Effect On Earnings. If all of the Series A Preferred Stock were sold at the Put Price to the Company in connection with the Recapitalization, net income (including non-recurring income and expenses) for the nine months ended September 30, 2006 would decrease from $957,000, or $.33 per share, on a historical basis to approximately $881,000, or $.31 per share, on a pro forma basis.

Available Cash. We anticipate to pay all costs associated with the Recapitalization from available cash. If all shares of the Series A Preferred Stock were sold at the Put Price to the Company in connection with the Recapitalization, our cash and cash equivalents would be reduced by approximately $891,000 (which include all anticipated transactions costs of the Recapitalization). On September 30, 2006, our cash and cash equivalents totaled $18 million.

Additional Effects of Recapitalization on Affiliated Stockholders

Affiliated Stockholders Defined. Affiliated stockholders of South Street will participate in the Recapitalization in the same manner and to the same extent as all of the other stockholders of the Company. As used in this Proxy Statement, the term “affiliated stockholder” means any stockholder who is a director, executive officer or 10% stockholder of South Street, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

Beneficial Ownership. As of January 31, 2007, affiliated stockholders beneficially owned 578,414 shares of the Company’s common stock (excluding stock options with a strike price above the market on the Record Date), representing 19.58% of the 2,954,696 outstanding shares. We do not estimate that any affiliated stockholder will receive Series A Preferred Stock in connection with the Recapitalization because, to the extent shares are titled in the name of such persons, all affiliated stockholders will own 750 or more shares of the Company’s common stock as of the Record Date. We estimate that after the Recapitalization, affiliated stockholders’ common stock ownership will not change, but the number of outstanding shares of Company common stock will be reduced to 2,877,832. As a result, affiliated stockholders will beneficially own 20.10% of the outstanding Company common stock, representing an increase of .52% in voting power. For more information regarding the beneficial ownership of directors, executive officers and 5% stockholders of the Company before and after the Recapitalization, see “Information About the Company – Security Ownership of Officers, Directors and 5% Stockholders” below.

Cash Received. To our knowledge, no record affiliated stockholder will receive shares of the Series A Preferred Stock as a result of the Recapitalization, and as a result, no affiliated stockholders will receive any cash due to the Recapitalization.

Reduced Reporting Requirements. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act with respect to changes in their beneficial ownership of their common stock. While affiliated stockholders will benefit from not being subject to Section 16 reporting requirements, they may be unable to rely on Rule 144 of the Securities Act of 1933 as a result of South Street no longer filing Exchange Act reports unless the Company chooses to make public certain information required by Rule 144. The Company currently intends to make public this information so that affiliated stockholders may rely on Rule 144; however, there is no requirement that it do so, and it may stop doing so at anytime.

Additional Effects of Recapitalization on Non-Affiliated Stockholders

Beneficial Ownership. Because we do not anticipate that any affiliated stockholders will receive shares of Series A Preferred Stock as a result of the Recapitalization, the relative common stock ownership of non-affiliated stockholders as a group will decrease following the Recapitalization. As of January 31, 2007, non-affiliated stockholders beneficially owned 80.42% of the outstanding common stock (excluding options for common stock where the strike price was above market), and following the Recapitalization, they will own approximately 79.90% of the common stock (based on our records of June 2006 and the figures reported above under “Additional Effects of Recapitalization on Affiliated Stockholders–Beneficial Ownership”). This results in a .52% decrease in voting power for the non-affiliated stockholders; however, assuming no stockholder elects to cash out the Put Price, the beneficial ownership of the non-affiliated stockholders will not change in any material manner.

Decreased Access to Information. Upon the completion of the Recapitalization and the requisite reduction in the number of record stockholders below 300, we intend to terminate the registration of our common stock under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16. Non-affiliated stockholders are more likely to be directly impacted by the reduced access to public information. In addition, officers and directors will no longer be restricted by the SEC’s short-swing profit recapture rules, which are intended to protect non-affiliated investors.

Business of the Company after the Recapitalization

Following the Recapitalization, we intend for the Company and the Bank to continue to conduct existing operations in the same manner as now conducted. Our executive officers and directors immediately prior to the Recapitalization will remain the Company’s executive officers and directors after the Recapitalization. The Company’s bylaws will remain in effect and unchanged by the transaction. The Bank’s deposits will continue to be insured by the FDIC, and we will continue to be regulated by the same bank regulatory agencies as prior to the Recapitalization.

Although we cannot guaranty the continual payment of a dividend, we do not intend to change our current dividend policy or practice at this time.

Other than as described in this Proxy Statement, we do not have any current plans to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of the Company’s assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

The shares of South Street common stock converted to Series A Preferred Stock in the Conversion will increase the number of South Street’s authorized but unissued shares of common stock and will be available for issuance in the future.

Material United States Federal Income Tax Consequences

Presented below are the material federal income tax consequences of the Recapitalization to: (1) shareholders who receive Series A Preferred Stock in the Recapitalization, (2) shareholders who receive Series A Preferred Stock in the Recapitalization and who exercise their option to sell their Series A Preferred Stock to South Street, (3) shareholders who retain shares of common stock after the Recapitalization, (4) shareholders who exercise dissenters’ rights and (5) South Street itself.

The discussion does not address all United States federal income tax considerations that may be relevant to certain South Street shareholders in light of their particular circumstances. For example, among other tax considerations, the following summary does not address all United States federal income tax considerations applicable to certain classes of shareholders, including financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark-to-market; persons that hold South Street common stock as part of a hedge, straddle or conversion transaction; persons who are considered foreign persons for United States federal income tax purposes; persons who acquired or acquire shares of South Street common stock pursuant to the exercise of employee stock options or otherwise as compensation; and persons who do not hold their shares of South Street common stock as a capital asset. The discussion assumes that South Street shareholders hold their shares of South Street common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Recapitalization.

No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Recapitalization. In addition, the IRS is not obligated to follow the tax consequences as described herein and may conclude that different tax consequences apply to a shareholder with respect to his or her South Street stock.

ACCORDINGLY, WE RECOMMEND THAT SOUTH STREET SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RECAPITALIZATION INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE RECAPITALIZATION AND ANY SUBSEQUENT SALE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Federal Income Tax Consequences to Shareholders Receiving Series A Preferred Stock in the Recapitalization. The Recapitalization will be treated as a “recapitalization,” which is considered a “tax-free” reorganization for federal income tax purposes. Accordingly, a South Street shareholder who receives Series A Preferred Stock in the Recapitalization should not recognize any gain or loss for federal income tax purposes. Further, the South Street shareholder’s basis in the Series A Preferred Stock should be the same as such shareholder’s basis in his South Street common stock surrendered in the Recapitalization, and the period such shareholder is considered to have held the Series A Preferred Stock should include the period the shareholder held his South Street common stock surrendered in the Recapitalization.

Although the Recapitalization will be treated as a “tax-free” reorganization and the exchange of Series A Preferred Stock for common stock should not result in the recognition of gain or loss for federal income tax purposes, no assurance can be given that the IRS will agree and/or will not challenge such characterization. While ordinarily the receipt of stock such as the Series A Preferred Stock in a transaction such as the Recapitalization would not result in a taxable transaction for federal income tax purposes, certain types of stock, such as “nonqualified preferred stock,” may not be exchanged “tax-free” in a reorganization.

The term “nonqualified preferred stock” is “preferred stock” in which (1) the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock within twenty (20) years of the date of issue of such stock; (2) the issuer (or a related person) is required to redeem or purchase such stock within twenty (20) years of the date of issue of such stock; (3) the issuer (or a related person) has the right to redeem or purchase the stock within twenty (20) years of the date of issue of such stock and, as of the issue date of such stock, it is more likely than not that such right will be exercised; or (4) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or similar indices. Further, “preferred stock” means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Stock shall not be treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation.

We believe that the Series A Preferred Stock should not be considered “preferred stock” for federal income tax purposes and therefore should not be considered “nonqualified preferred stock” because:

The Series A Preferred Stock is entitled in all circumstances to dividends that are no less in amount than the amount of dividends to which South Street common stock is entitled and

The amount distributed with respect to one share of the Series A Preferred Stock in the event of a liquidation cannot be less than the amount distributed with respect to one share of South Street common stock.

Nevertheless, there is no guaranty as to how the IRS will characterize the Series A Preferred Stock, and if the IRS were to successfully contend that the Series A Preferred Stock should be treated as “nonqualified preferred stock” for federal income tax purposes, the receipt of the Series A Preferred Stock may be taxable.

Federal Income Tax Consequences to Shareholders Exercising Option to Sell Stock to South Street. The exercise of the option to sell Series A Preferred Stock to South Street may result in the selling shareholder recognizing gain, loss, or income for United States federal income tax purposes depending upon the shareholder’s particular circumstances. In general, Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a corporation’s repurchase of its shares will be treated for United States federal income tax purposes as either a sale of the shares or a distribution of property, depending principally upon the extent to which the shareholder’s relative shareholdings in the corporation are reduced by the repurchase. The determination of the reduction in relative shareholdings is made by treating a shareholder as owning not only shares actually owned by the shareholder but also any shares that are attributed to the shareholder for purposes of applying Code Section 302. Such attribution is made primarily on the basis of the relationship of the shareholder to the actual owner of the attributed shares.

If Code Section 302 treats the sale of the Series A Preferred Shares as a sale of the shareholder’s South Street shares for United States federal income tax purposes, then the shareholder will recognize gain or loss in the sale in an amount equal to the amount by which the cash received from South Street exceeds or is less than the shareholder’s tax basis in the shares. If Code Section 302 treats the sale as a distribution by South Street for United States federal income tax purposes, South Street expects that the shareholder will be treated as having dividend income in the amount of the cash.

For those shareholders who recognize either gain or loss under sale treatment as described above, the gain or loss will constitute a capital gain or loss that will be classified as long term or short term capital gain depending upon how long the shareholder has held the shareholder’s Series A Preferred Stock and the South Street common shares prior to the sale. If the shareholder has held the shares for more than one year, the gain or loss would be long term; otherwise the gain or loss would be short term. Long term capital gain is currently subject to a lower maximum tax rate than short term capital gain or ordinary income other than dividend income. While a capital loss may generally be used to offset other capital gains, a capital loss can be used to offset only a very limited amount of ordinary income.

Federal Income Tax Consequences to Shareholders Not Receiving Series A Preferred Stock in the Recapitalization. Shareholders who remain South Street common shareholders following the Recapitalization and do not receive any Series A Preferred Stock in the Recapitalization will not recognize gain or loss as a result of the Recapitalization. The Recapitalization will not affect the adjusted tax basis or holding period of any shares of South Street common stock that a shareholder continues to own after the Recapitalization.

Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights. Shareholders who exercise dissenters’ rights will be treated in the same manner as shareholders who exercise an option to sell Series A Preferred Stock to South Street.

Federal Income Tax Consequences to South Street. South Street will not recognize gain or loss for United States federal income tax purposes as a result of the Recapitalization.

Please also review the discussion entitled “Tax Withholding” below.

DESCRIPTION OF THE AMENDMENT AND RECAPITALIZATION

The following is a description of the material terms and effects of the Recapitalization. A copy of the Articles of Amendment effecting each of the Authorization and the Conversion are attached as Appendix A to this Proxy Statement. This discussion does not include all of the information that may be important to you. You should read the proposed Amendment, this Proxy Statement and the other related appendices attached to this Proxy Statement before deciding how to vote at the Special Meeting.

Structure of the Transaction

The Board of Directors has determined that it is advisable to amend the Company’s Articles of Incorporation to (i) authorize 500,000 shares of a new Series A Preferred Stock and (ii) effect a conversion of all shares of common stock held by record shareholders owning less than 750 shares of common stock into shares of the new Series A Preferred Stock on a one share of common stock for once shares of preferred stock basis. The Board has proposed each of the Authorization and Conversion to the stockholders for approval at the Special Meeting, and the effectiveness of each of the Authorization and the Conversion is conditioned upon the approval of the other.

The Company’s Articles of Incorporation currently authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, which will have such voting powers, designations, preferences, limitations, rights, qualifications, conditions or restrictions as may be determined by the Board of Directors (commonly referred to as “blank check” preferred stock). Currently, there are no issued and outstanding shares of this “blank check” preferred stock. Under the terms of the Amendment, the number of authorized “blank check” preferred shares will be reduced to 4,500,000 shares, and the number of authorized shares of common stock will remain the same.

The Board will have the discretion to determine if and when to effect the Recapitalization if it is approved by the stockholders, and we reserve the right to abandon the Recapitalization even if it is approved by the stockholders. We expect that, if the stockholders approve and the Board of Directors elects to implement the Recapitalization, the Recapitalization would be completed within 30 days of the date of the Special Meeting.

If both the Authorization and the Conversion are approved by the stockholders and implemented by the Board of Directors, the Conversion is expected to occur after the Amendment to the Company’s Articles of Incorporation is filed with the North Carolina Secretary of State. The effective time for the Conversion will be set forth in the Amendment and is currently anticipated as being at 11:59 p.m. Eastern Standard Time on March 22, 2007. The form of the proposed Amendment to the Company’s Articles of Incorporation is attached to this Proxy Statement as Appendix A. Upon consummation of the Conversion, those shareholders owning less than 750 common shares of record at the effective time will automatically have their stock holdings converted from Company common stock to preferred stock on a one share for one share basis. Upon consummation of the Conversion, those stockholder owning 750 or more shares of common stock of record will retain the same number of common shares owned prior to the Conversion.

In addition, stockholders who receive Series A Preferred Stock as a result of the Conversion will have the option to sell such Series A Preferred Stock to the Company at any time during a thirty (30) day period following the effective time of the Conversion at a $10.00 per share Put Price.

No stockholder will actually receive new certificates on the effective date of the Recapitalization. Rather, it will take the Company several weeks to address the administrative tasks associated with sending letters of transmittal, receiving old certificates, issuing new certificates and paying out the fractional shares which are redeemed, as further discussed below.

Stockholders owning stock with a bank or broker or otherwise in “street name” will not receive Series A Preferred Stock as a result of the Conversion, even if that person is the beneficial owner of less than 750 shares of Company common stock at the time of the Conversion. For purposes of the Recapitalization, the Board of Directors has elected to treat Cede & Co. (the “street”) as a single record shareholder, and as a result of Cede & Co. owning more than 750 shares of record, none of those shares will be converted as a result of the Recapitalization.

Stockholders who receive Series A Preferred Stock under the terms of the Conversion will accrue dividends on their new shares when declared by the Board of Directors, but they will not be entitled to receive the dividends until their old stock certificates are properly surrendered and new stock certificates for the preferred stock are issued. Likewise, those stockholders will not be able to transfer their shares on the Company’s books until their old certificates are properly surrendered; however, the stock certificates may be surrendered simultaneously with the preferred shareholder’s election to sell the shares to the Company at the Put Price during the first 30 days following the Conversion.

Series A Preferred Stock

The relative powers, rights, preferences and restrictions of the Series A Preferred Stock are set forth on the Amendment attached to this proxy statement at Exhibit A. The principal characteristics of the Series A Preferred Stock, as compared to the Company’s common stock, are as follows:

•

Voting Rights. Holders of Series A Preferred Stock will not be entitled to vote on any matter except (i) as otherwise required by law or (ii) upon the merger, acquisition or sale of the Company, stock or assets, which requires approval of the Company’s common shareholders.

•

Dividend Entitlement. The Company will not be permitted to award any cash dividend payable to holders of the Company’s common stock unless the Company awards a cash dividend of no less than the same amount to the holders of Series A Preferred Stock.

•

Liquidation Preference. Upon the liquidation, dissolution and/or winding up of the Company, each share of Series A Preferred Stock will receive a distribution of the liquidated assets in an amount equal to $4.50 per share prior to any distribution payment being paid to the holders of the common stock and will otherwise receive a liquidation distribution in an amount no less than the distribution received by common shareholders.

•

Automatic Conversion. Upon a change in control, each share of Series A Preferred Stock will automatically be converted to common stock on a one share for one share basis. A change of control event is defined to include any merger, acquisition of all of the capital stock of, or other business combination involving the Company (other than with an entity 50% or more of which is controlled by, or is under common control with, the Company), (i) in which the Company is not the surviving entity, or (ii) in which the Company survives the transaction as a subsidiary of another entity, or (iii) which involves any sale of all or substantially all of the assets of the Company or (iv) in which the Company’s shareholders immediately prior to the transaction will hold less than 50% of the equity ownership or voting rights of the surviving entity after the transaction.

•

Put Option. At any time during the thirty (30) days following the Effective Time of the Conversion, those persons receiving Series A Preferred Stock as a result of the Conversion will be entitled to sell, transfer and convey those shares of Series A Preferred Stock to the Company at a Put Price equal to $10.00 per share.

Conversion of Shares in the Transaction

At the Effective Time of the Conversion, all outstanding shares of our common stock held by shareholders of record owning less than 750 shares of Company common stock at the Effective Time will have each share of common stock to one share of Series A Preferred Stock. Shareholders owning 750 or more shares of Company common stock at the Effective Time of the Conversion will retain the same number of common shares following the Conversion.

We (along with any other person or entity to whom we may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as we may deem appropriate for purposes of effecting the Recapitalization; and

•

resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held of record by any holder immediately prior to the effective time of the Recapitalization. Our determinations shall be final and binding on all parties, and no person or entity shall have any recourse against South Street or any other person or entity with respect thereto. The Board intends to use the shareholder records maintained in the ordinary course to determine the number of shares held of record by each shareholder on the Record Date.

For purposes of effecting the Recapitalization, we may in our sole discretion, but shall not have any obligation to do so:

•

presume that any shares of Company common stock registered in the name of a record shareholder are held by a person distinct from any other person, notwithstanding that the record holder of a separate discrete account has the same or a similar name; and

•	aggregate the shares held of record by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.

Tax Withholding

Stockholders subject to United States federal backup withholding requirements may be subject to backup withholding on any cash received upon the sale of Series A Preferred Stock to South Street or the exercise of dissenters’ rights. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on the substitute Form W- 9 included in the letter of transmittal, or (ii) who otherwise properly establishes that the stockholder is exempt from backup withholding.

Exchange of Certificates

Assuming the stockholders approve the Recapitalization, we anticipate filing the Amendment to its Articles of Incorporation, substantially in the form of Appendix A attached to this Proxy Statement, with the Office of the North Carolina Secretary of State. The Conversion will become effective at the time identified in the Amendment, which is anticipated as being 11:59 p.m. Eastern Standard Time on March 22, 2007.

Registrar and Transfer Company, the Company’s transfer agent, has been appointed the exchange agent to carry out (i) the exchange of certificates for those shareholders receiving Series A Preferred Stock in exchange for their common shares as a result of the Conversion and (ii) the payment of cash for all holders of Series A Preferred Stock who elect to sell their preferred shares to the Company at the Put Price. As soon as practicable after the effective date of the Recapitalization, those stockholders owning less than 750 shares of common stock on the Effective Date will be notified and asked to surrender their currently issued stock certificates to the exchange agent. In exchange, those record holders owning less than 750 shares of record will be given the option of receiving (i) the same number of Series A Preferred Stock as the common shares being converted or (ii) a cash payment equal to $10.00 per share for the converted Series A Preferred Stock to which such holder would otherwise be entitled to receive. In the event an affected shareholder initially elects to receive Series A Preferred Stock in exchange for that holder’s common shares, she can elect to receive a cash payment of $10.00 for each share of Series A Preferred Stock received provided that she elects to do so in writing prior the expiration of the thirty (30) day period following the Effective Time of the Conversion.

Holders of Series A Preferred Stock will not pay any service charges in connection with the exchange of your certificates. All of these expenses will be borne by the Company. In the event the Series A Preferred Stock elects to sell the preferred shares to the Company at the Put Price, the stockholder should also be able to avoid paying any brokers fees.

If you own 750 or more shares of common stock of record at the Effective Time, you will not need to send your current stock certificates to our transfer agent or the Company. The Company does not intend to issue new common stock certificates following the Conversion to those stockholders who will own the same number of common shares following the Conversion as owned prior to the Conversion.

If you own less than 750 shares of common stock of record at the Effective Time, you will not receive a new Series A Preferred Stock certificate or a cash payment for your newly issues Series A Preferred Stock, as applicable, pursuant to the Recapitalization until our transfer agent receives your currently issued stock certificate(s) or appropriate affidavits and indemnity assurances in accordance with the instructions outlined in the letters of transmittal to be delivered to you.

If you own fewer than 750 shares of Company common stock, you should not send your stock certificates now. You should send them only after you receive a letter of transmittal from South Street. Letters of transmittal will be mailed soon after the Conversion is effective.

Timing of Closing of Conversion

If the transaction is approved by the Company’s stockholders, the Conversion will become effective on the date and at the time specified in the Amendment filed with the North Carolina Secretary of State. It is currently anticipated that the effective time of the Conversion will be 11:59 p.m. Eastern Standard Time on March 22, 2007. In the event that the Board of Directors changes the effective date, it will notify stockholders via a press release.

Anticipated Accounting Treatment

The accounting treatment will be in accordance with U.S. generally accepted accounting principles. Shares of common stock reclassified to Series A Preferred Stock will result in such common shares being included in South Street’s authorized but unissued shares of common stock and available for issuance in the future. Any shares of Series A Preferred Stock which are cashed out at the Put Price or pursuant to a stockholder’s dissenter’s rights will result in a reduction of the Company’s stockholders equity.

Fees and Expenses

It is uncertain how many shareholders receiving Series A Preferred Stock will elect to sell their newly issued preferred shares at the $10.00 per share Put Price. If all stockholders receiving Series A Preferred Stock elected to receive a cash payment rather than the preferred shares, we estimate that the total number of shares that would be purchased by the Company would be approximately 76,864, resulting in a total cost to us of approximately $768,640. This amount does not include our expenses associated with the Recapitalization, which we estimate to be approximately $122,700, as discussed below. We anticipate that we will pay for all Series A Preferred Stock sold to us after the Conversion, as well as of the costs and expenses of this transaction, with cash on hand and, if necessary, through dividends from the Bank.

We will pay all fees and expenses associated with this Recapitalization. We estimate that Recapitalization related fees and expenses will be $122,700, consisting of the following:

Financial Advisor fees and expenses (including Fairness Opinion)	$35,000
Transfer Agent Fee	$2,500
Legal fees and expenses	$70,000
Accounting fees and expenses	$1,000
Printing, solicitation and mailing costs	$7,000
SEC filing and Edgar fees	$6,200
Miscellaneous expenses	$1,000
Total estimated expenses	$122,700

Although we do not currently expect to do so, we may engage one or more proxy solicitation firms to assist in the delivery of proxy materials and solicitation of completed proxies and compensate those firms for doing so.

In the event a stockholder has lost his stock certificate(s) and is required to surrender those certificate(s) to receive the Series A Preferred Stock or cash payment in exchange for such preferred stock, we will also pay the fee charged by our transfer agent for lost certificates, provided that the stockholder promptly executes the requisite affidavit and indemnity instruments.

Source and Amount of Funds

Even if all stockholders receiving the Series A Preferred stock elect to sell their shares to the Company at the Put Price, we expect to pay only approximately $891,000 in the aggregate to with respect to the Recapitalization. As a result, we do not believe the completion of the Recapitalization will have any material affect on our financial condition or results of operations. Purchases of stock will be funded with the Company’s cash and other liquid assets. We do not anticipate borrowing any funds to purchase shares in connection with Recapitalization.

Dissenters’ Rights

Section 55-13-02 of the North Carolina Business Corporation Act (the “NCBCA”) provides that a stockholder is entitled to dissent from and obtain payment for the fair value of his or her shares under certain conditions in the event of specified corporate actions. One such action which triggers these “dissenters’ rights” is an amendment to the Company’s Articles of Incorporation which materially and adversely affects the dissenters’ shares because it alters or abolishes a preferential right of the shares owned by the dissenter. Therefore, the stockholders of the Company who are to receive shares of Series A Preferred Stock in exchange for their shares of common stock and take the necessary steps to perfect their rights are entitled to dissent from the Conversion and Amendment and obtain payment for the fair value of their shares which are being converted pursuant to the Conversion under Article 13 of the NCBCA (“Article 13”). A copy of Article 13 is attached as Appendix C.

A Company stockholder who wishes to assert dissenters’ rights must follow the very specific requirements set forth in Article 13. In addition to certain other requirements, a dissenting stockholder must give South Street, and South Street must actually receive before the Special Meeting, a written notice (the “Intent Notice”) of that stockholder’s intent to demand payment for his shares if the Conversion is effectuated. The dissenting stockholder must also not vote his shares in favor of the proposed Recapitalization. Failure to comply with these and other requirements set forth in Article 13 will constitute a waiver of the stockholder’s right to dissent.

If the Recapitalization is approved by the Company’s stockholders, and the Recapitalization is consummated, South Street will mail by registered or certified mail, return receipt requested, a written notice to all stockholders who properly delivered an Intent Notice and satisfied the requirements of a dissenting stockholder set out in Article 13 (a “Dissenters’ Notice”) no later than 10 days following shareholder approval of the Recapitalization. The stockholder who receives a Dissenters’ Notice must demand payment and deposit his or her certificates for the shares of Company common stock in accordance with the terms of the Dissenters’ Notice. The stockholder will have at least 30 days to determine if he wants to demand payment in accordance with the terms of the Dissenters’ Notice. A stockholder who does not satisfy the foregoing requirements is not entitled to payment for his or her shares under Article 13.

Upon receipt of the qualified dissenting stockholder’s payment demand(s), we will offer to pay, subject to the qualified dissenter properly demanding payment and depositing his share certificates, the amount we estimate to be the fair value of the Company common stock owned by such stockholders at the effective time of the Conversion, plus interest accrued to the date of payment, and we will pay this amount to the dissenters. The timing of the payment will result, in large part, as to when the dissenting shareholder submits his payment demands. The Board of Directors has currently determined such fair value to be $10.00, without interest, per share of common stock owned by such stockholder prior to the Conversion of such stockholder’s shares to Series A Preferred Stock.

Under certain terms and conditions specified in Article 13, a dissenter may notify the Company in writing of his own estimate as to the fair value of his shares and the amount of interest due, and that dissenter may demand payment of the excess amount over the Company’s payment and interest due. The stockholder waives the right to demand payment if he fails to demand additional payment in accordance with Article 13.

Article 13 also sets forth the procedure to be followed in the event that a demand for payment remains unsettled. This procedure involves an appraisal proceeding in which the court may appoint one or more persons as an appraiser to receive evidence and recommend a decision on the question of fair value.

A beneficial owner who is not the record owner may assert dissenters’ rights as to any shares held on his behalf only if (i) we receive the record stockholder’s written consent to the dissent prior to or simultaneously with the beneficial stockholder’s assertion of dissenters’ rights and (ii) he does so with respect to all shares of which he is the beneficial owner.

The foregoing is only a summary of the rights of dissenting stockholders under the NCBCA. Because Article 13 contains more detailed provisions and requirements, each dissenting stockholder should carefully review the text of Article 13 attached hereto as Appendix C and should also consult with his or her own legal counsel concerning the specific procedures and available remedies under Article 13. Any failure to follow this specific procedure set forth in Article 13 may result in a stockholder losing the right to claim fair value as described above.

As discussed above, you are advised that any notice of intent to demand payment pursuant to Article 13 must be in writing and must be received by the Company prior to the vote at the Special Meeting. If you desire to mail your Intent Notice to demand payment, you should mail such notice to the Company at the address set forth at the beginning of this Proxy Statement.

As previously stated, in order to exercise dissenters’ rights, you must not vote in favor of the Recapitalization and must give the written notice required by Article 13. You should note that the return of a signed unmarked proxy will be considered a vote in favor of the Recapitalization, and your vote against the Recapitalization alone will not satisfy the written notice requirement. You must delivery a separate written notice to the Company.

Reservation of Rights

The Board of Directors reserves the right to abandon the Recapitalization without further action by our stockholders at any time before the filing of the necessary amendment to our Articles of Incorporation with the North Carolina Secretary of State, even if the Recapitalization has been approved by our stockholders at the Special Meeting. By voting in favor of the Recapitalization you also are expressly authorizing the Board of Directors to determine not to proceed with the Recapitalization if it should decide on that course of action.

ADDITIONAL SPECIAL MEETING INFORMATION

Time and Place

This Proxy Statement is being furnished to South Street stockholders in connection with the Company’s Board of Directors solicitation of proxies to be used at the Special Meeting and at any adjournment of that meeting. The Special Meeting is scheduled to be held at the Company’s principal office at 155 West South Street, Albemarle, North Carolina at 10:00 a.m. on March 20, 2007. The telephone number of the Company’s principal office in Albemarle, North Carolina is (704) 982-9184. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about February 23, 2007.

Purposes of Special Meeting

Our Board of Directors has authorized, and recommends for your approval at the Special Meeting, the adoption of the Amendment to our Articles of Incorporation that will result in the Conversion transaction. This transaction is comprised of:

•

amending the Company’s Articles of Incorporation to (i) authorize the issues of up to 500,000 shares of Series A Preferred Stock with such rights, entitlements, preferences and restrictions as more particularly set forth in the Amendment and (ii) reducing the number of shares of other preferred stock that can be issued by 500,000 shares; and

•	converting those shares of common stock owned by stockholders holding less than 750 common shares of record to shares of Series A Preferred Stock on a one share for one share basis.

Holders of Series A Preferred Stock following the Conversion will have the option of selling such preferred shares to the Company at a Put Price of $10.00 per share at any time within thirty (30) days following the Conversion. The effectiveness of each of the Authorization and the Conversion is conditioned upon the approval of the other.

Our Board of Directors will have the discretion to determine if and when to effect the Conversion and reserves the right to abandon the Conversion even if it is approved by the stockholders. The Conversion will become effective at the time set forth in the Amendment and after the filing of the Amendment to our Articles of Incorporation with the North Carolina Secretary of State. The form of the Amendment is attached to this Proxy Statement as Appendix A.

We expect that if our stockholders approve and the Board elects to effect the Conversion, the transaction will be completed as soon as practicable after the Special Meeting.

Stockholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the Special Meeting or any adjournment or postponement of the Special Meeting. Other than the matters listed on the attached Notice of 2006 Special Meeting of Stockholders, the Board is not aware of any other business to be conducted at the Special Meeting.

Who Can Vote at the Special Meeting

Holders of record of common stock at the close of business on February 22, 2007 will be entitled to vote at the Special Meeting (the “Record Date”). As of January 31, 2007, the Company had a total of 2,954,696 shares of outstanding common stock. Each share of common stock entitles its owner to one vote on each matter calling for a vote of stockholders at the Special Meeting. As of January 31, 2007, our executive officers and directors had the power to vote a total of 26.96% of the Company’s issued and outstanding shares (including those ESOP shares allocated to our executive officers); however, the ESOP Trustees intend to vote the ESOP shares as directed by the ESOP participants. Our executive officers and directors intend to vote all shares owned or controlled by them, other than ESOP shares directed otherwise by ESOP participants in favor of the Amendment. For information about voting of shares held in the ESOP and for which certain of the Company’s directors serve as Trustees, see “Participants in the Bank’s ESOP” below.

Voting and Revocation of Proxies

You may vote your shares in person by attending the Special Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If the enclosed proxy is properly completed, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions given. If a proxy is returned with no instructions given, the proxy will be voted FOR the proposal to adopt the Amendment as stated in this Proxy Statement. Execution of a proxy gives the designated proxies discretionary authority to vote the shares represented by the proxy in accordance with their best judgment on any other business, if any, that may properly come before the Special Meeting or any adjournments of that meeting.

Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons, and upon request, the Company will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

You can revoke your proxy at any time before South Street takes a vote at the meeting by:

•	delivering to our Secretary at our corporate offices on or before the business day prior to the Special Meeting, a signed proxy card bearing a later date or a written revocation of the proxy;

•	delivering to us at the Special Meeting but prior to the taking of the vote a signed proxy card dated a later date or a written revocation; or

•	attending the Special Meeting and voting in person.

If, however, you are a beneficial owner of shares of the Company’s outstanding common stock that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote personally at the Special Meeting.

Revoking a proxy will not affect the vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Special Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Participants in the Bank’s ESOP

If you participate in the Bank’s Employee Stock Ownership Plan (the “ESOP”) you will receive a voting instruction form that reflects all ESOP shares you may direct the ESOP trustees to vote on your behalf. Under the terms of the ESOP, the ESOP trustees vote all shares held by the ESOP, but each ESOP participant may direct the trustees how to vote the shares of common stock allocated to his or her account. The ESOP trustees, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which they have received timely voting instructions. The deadline for returning your voting instructions to the ESOP trustees is March 16, 2007.

Vote Required for Approval

The presence, in person or by proxy, of the holders of at least a majority of shares of the Company’s common stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Because many of our stockholders cannot attend the Special Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those stockholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient stockholders present, in person or by proxy, to constitute a quorum or to approve or ratify any proposal at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

Approval of each of the Authorization and the Conversion, both of which are incorporated into the proposed Amendment to the Company’s Articles of Incorporation, requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. If you do not vote your shares, it will have the same effect as a vote “against” the Authorization and Conversion and, thus, the Amendment and Recapitalization.

The proposal to approve the Recapitalization is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on your behalf if you have not given the broker instructions to vote your shares held in “street” name. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast in favor of the Recapitalization and, as a result, will have the same effect as a vote against it. Broker non-votes will also not be counted for purposes of determining whether a quorum is present.

Abstentions will be counted for purposes of determining whether a quorum is present at the Special Meeting. However, like broker non-votes, abstentions will not be counted in tabulating the votes cast on any proposal submitted to the stockholders. As a result, abstentions will have the same effect as a vote against the Recapitalization.

As of the January 31, 2007, the directors and executive officers of South Street beneficially owned a total of 578,414 (approximately 19.58%) of the outstanding shares of common stock entitled to vote at the Special Meeting (excluding all stock options not exercised on the Record Date). This beneficial ownership figure includes shares for which the ESOP trustees share voting and investment power as well as shares held in the ESOP for the benefit of our executive officers. The ESOP shares have only been included once in this total number of shares beneficially owned by officers and directors as a group.

Solicitation of Proxies

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other related proxy solicitation expenses, if any. Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Company and its wholly-owned savings bank subsidiary also may solicit proxies in person, by telephone or other means without additional compensation. The Board reserves the right to engage a firm to assist the Board in the solicitation of proxies in connection with this Special Meeting.

We are mailing this proxy material to our stockholders on or about February 23, 2007.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

Our Board of Directors is currently not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. We are asking our shareholders to grant full authority to adjourn the Special Meeting to a later date to permit solicitation of additional proxies to approve the Amendment and Recapitalization proposed by this Proxy Statement.

Recommendation of the Board of Directors

The Amendment and Recapitalization have been unanimously approved by the Company’s Board of Directors. Your Board of Directors recommends a vote “FOR” adoption of the proposed Amendment to the Articles of Incorporation which will authorize the new class of Series A Preferred Stock and convert shares of common stock held by stockholders owning less than 750 common shares of record to shares of Series A Preferred Stock on a one share for one share basis.

INFORMATION ABOUT THE COMPANY

General

South Street was founded in 1996 as a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the savings bank holding company laws of North Carolina. The Company’s office is located at 155 West South Street, Albemarle, North Carolina. The Company’s primary activity is owning Home Savings Bank of Albemarle, Inc. (the “Bank”), a North Carolina-chartered stock savings bank. The Company’s principal sources of income are earnings on its investments and interest payments received from the Bank’s ESOP with respect to the loan made from the Company to the Bank to finance the ESOP. In addition, the Company will receive any dividends that are declared and paid by the Bank on its capital stock.

The Bank was originally chartered in 1911. It has been a member of the Federal Home Loan Bank (“FHLB”) system since 1954 and its deposits are federally insured up to allowable limits.

The Bank is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to make mortgage loans secured by real estate. The Bank makes mortgage loans secured by residential real property, including one-to-four family residential real estate loans, home equity line of credit loans and other subordinate lien loans, loans secured by improved nonresidential real property, loans secured by undeveloped real property, and construction loans. It also makes a limited number of loans that are not secured by real property, such as loans secured by savings accounts. The Bank’s primary source of revenue is interest income from its lending activities. Its other major sources of revenue are interest and dividend income from investments and mortgage-backed securities, interest income from its interest-bearing deposit balances in other depository institutions and fee income from its lending and deposit activities. The major expenses of the Bank are interest on deposits and non-interest expenses such as compensation and fringe benefits, federal deposit insurance premiums, data processing expenses and branch occupancy and related expenses.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the Commissioner of

Banks, North Carolina Department of Commerce (the “Commissioner”). Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

At September 30, 2006, the Company had total assets of $269 million, net loans of $204 million, deposits of $228 million, investment securities of $29 million and stockholders’ equity of $26 million.

At September 30, 2006, the Company and the Bank had a total of 48 employees, all of whom are full-time.

Officers and Directors

The following table sets forth certain information with respect to members of the Board of Directors and executive officers of the Company and Bank.

DIRECTORS

Name	Age on September 30, 2006	Principal Occupation During Last Five Years	Term Expires	Director of Bank Since	Director of Company Since
Caldwell A. Holbrook, Jr.	59	Owner, Gus Holbrook – General Contractor	2006	1985	1996

Joel A. Huneycutt	64	President, Locust Lumber Company, Inc.	2006	1984	1996

Douglas Dwight Stokes	60	Owner and President, Stokes Construction Company	2006	1988	1996

R. Ronald Swanner	58	President and Chief Executive Officer of the Bank since May 28, 2002; President and Chief Executive Officer of the Company since May 28, 2002; President and Chief Operating Officer of the Bank prior to May 28, 2002; Executive Vice President and Secretary of the Company prior to May 28, 2002	2006	1981	1996

Greg E. Underwood	43	CPA in private practice; Owner, Carolina Oil Co. of Albemarle, Inc. and Barefoot Oil Co. of Albemarle, Inc.; Secretary/Treasurer of Southeastern Floral Corp.	2006	1995	1996

J. Banks Garrison, Jr.	57	Vice President, South Central Oil Company	2006	2002	2002

OFFICERS

Name	Age on September 30, 2006	Positions and Occupations During Last Five Years	Employed by the Bank Since	Employed by the Company Since
R. Ronald Swanner	58	President and Chief Executive Officer of the Company and the Bank since May 28, 2002; President and Chief Operating Officer of the Bank prior to May 28, 2002; Executive Vice President and Secretary of the Company prior to May 28, 2002	1974	1996

Christopher F. Cranford	51	Chief Financial Officer and Treasurer of the Bank; Chief Financial Officer and Treasurer of the Company since May 28, 2002; Controller and Treasurer of the Company prior to May 28, 2002	1987	1996

David L. Smith	41	Executive Vice President of the Bank since May 28, 2002; Secretary of the Company since May 28, 2002; Senior Vice President of the Bank prior to May 28, 2002	1994	1996

Cris D. Turner	50	Executive Vice President of the Bank since May 28, 2002; Vice President of the Company since May 28, 2002; Senior Vice President of the Bank from December 1998 to May 28, 2002	1998	1998

Melody M. Goins	53	Senior Vice President of the Bank since May 28, 2002; Vice President of the Company since May 23, 2005; Vice President of the Bank from November 1994 to May 28, 2002	1973	1996

Carl M. Hill is the only individual owning or controlling five percent (5%) or more of the Company’s common stock who is not currently an officer or director of the Company. Since May 28, 2002, Mr. Hill has been retired from the Company and the Bank. He had previously been employed as a Chief Executive Officer of the Company since October 1, 1996 and he had served as President of the Bank since 1973. Mr. Hill was 74 on September 30, 2006 and is currently retired.

All of the persons listed and discussed above are U.S. citizens. During the past five years, none of them had been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors. Except as provided above, the address and telephone number of the employers of the directors and executive officers are the same as those of the Company.

Security Ownership of Officers, Directors and 5% Stockholders

Following is certain information, as of January 31, 2007, regarding all persons or groups, as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially more than 5% of the Company’s common stock.

		Percentage of Class(2)
Name and Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class before the Recapitalization (3)	Percentage of Class after the Recapitalization (4)
Caldwell A. Holbrook, Jr. (5), (6), (7) 1700 Bellamy Circle Albemarle, NC 28001	468,798	15.87%	16.29%

Joel A. Huneycutt (6), (7), (8) P. O. Box 167 Locust, NC 28097	489,364	16.56%	17.00%

Douglas Dwight Stokes (6), (7), (9) 1009 Ridge Street Albemarle, NC 28001	486,421	16.46%	16.90%

Greg E. Underwood (6), (7) 500 North Fourth Street Albemarle, NC 28001	466,115	15.78%	16.20%

Carl M. Hill (10) 1415 Melchor Road Albemarle, NC 28001	219,271	7.42%	7.62%

J. Banks Garrison, Jr. (7) 1209 Belvedere Drive Albemarle, NC 28001	434,659	14.71%	15.10%

(1)

Voting and investment power is not shared unless otherwise indicated. Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(2)

Based upon a the number of shares of common stock outstanding at January 31, 2007 or following the Conversion, as applicable, plus the number of shares that such individual has the right to purchase pursuant to the options described in the footnotes below.

(3)	Based upon a total of 2,954,696 shares of common stock outstanding at January 31, 2007. None of the above named persons will own any Series A Preferred Stock as a result of the conversion.
(4)

Based upon the Board of Directors’ estimate that 76,864 shares of common stock will be converted to Series A Preferred Stock in connection with the Conversion, resulting in 2,877,832 shares of common stock being outstanding after the Conversion.

(5)	Includes 3,434 shares for which Mr. Holbrook shares voting and investment power with his spouse.

(6)	Includes 22,482 shares underlying options that have vested or are exercisable within 60 days under the Company’s Stock Option Plan.
(7)

Mr. Holbrook, Mr. Huneycutt, Mr. Stokes, Mr. Garrison and Mr. Underwood serve as trustees of the Home Savings Bank of Albemarle, Inc., S.S.B. Employee Stock Ownership Plan (the “ESOP”), which holds 433,889 shares of the Company’s common stock. The trustees of the ESOP share certain voting and investment power of such shares. All of the ESOP shares are included in each trustee’s line item for beneficial ownership.

(8)

Includes 22,263 shares for which Mr. Huneycutt shares voting and investment power with his spouse. This number also includes 1,737 shares held by Mr. Huneycutt’s spouse. Mr. Huneycutt disclaims beneficial ownership of such shares.

(9)	Includes 6,845 shares for which Mr. Stokes shares voting and investment power with his spouse.
(10)

This number includes 112,412 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan. The number also includes 3,200 shares held by Mr. Hill’s spouse. Mr. Hill disclaims beneficial ownership of such shares.

Set forth below is certain information as of January 31, 2007 regarding beneficial ownership of the common stock by each of the members of the Board of Directors of the Company, each of the members of the board of directors of the Bank, each of the named executive officers of the Company and the Bank, and the directors and all executive officers of the Company and the Bank as a group.

		Percentage of Class(2)
Name and Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class before the Recapitalization (3)	Percentage of Class after the Recapitalization (4)
Caldwell A. Holbrook, Jr. (5), (6), (7) 1700 Bellamy Circle Albemarle, NC 28001	468,798	15.87%	16.29%

Joel A. Huneycutt (6), (7), (8) P. O. Box 167 Locust, NC 28097	489,364	16.56%	17.00%

Douglas Dwight Stokes (6), (7), (9) 1009 Ridge Street Albemarle, NC 28001	486,421	16.46%	16.90%

Greg E. Underwood (6), (7) 500 North Fourth Street Albemarle, NC 28001	466,115	15.78%	16.20%

J. Banks Garrison (7) 1209 Belvedere Drive Albemarle, NC 28001	434,659	14.71%	15.10%

R. Ronald Swanner (10) Director; President and Chief Executive Officer of the Company; President and Chief Executive Officer of the Bank 500 Muirfield Drive Albemarle, NC 28001	96,923	3.28%	3.37%

Christopher F. Cranford(11) Chief Financial Officer & Treasurer Of the Company and the Bank 7135 Pop Basinger Road Salisbury, NC 28144	23,989	0.81%	0.83%

David L. Smith(12) Secretary of the Company and Executive Vice-President of the Bank 605 Muirfield Drive Albemarle, NC 28001	37,499	1.27%	1.30%

Cris D. Turner Vice-President of the Company & Executive Vice-President of the Bank 122 Berea Baptist Ch. Road Stanfield, NC 28163	3,985	0.13%	0.13%

Melody M. Goins(13) Vice-President of the Company & Senior Vice-President of the Bank 46935 Tall-Whit Drive New London, NC 28127	24,491	0.83%	0.85%

Directors and all executive officers as a group (10 persons) (14)	796,688	26.96%	27.68%

(1)

Voting and investment power is not shared unless otherwise indicated. Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

(2)

Based upon the total number of shares of the common stock outstanding at January 31, 2007 or immediately following the Conversion, as applicable, plus the number of shares that such individual has the right to purchase pursuant to the options described in the footnotes hereto.

(3)	Based upon a total of 2,954,696 shares of common stock outstanding at January 31, 2007. None of the above named persons will own any Series A Preferred Stock as a result of the conversion.
(4)

Based upon the Board of Directors’ estimate that 76,864 shares of common stock will be converted to Series A Preferred Stock in the conversion, resulting in 2,877,832 shares of common stock being outstanding after the conversion. Mr. Holbrook, Mr. Huneycutt, Mr. Stokes, Mr. Garrison and Mr. Underwood serve as trustees of the Home Savings Bank of Albemarle, Inc., S.S.B. Employee Stock Ownership Plan (the “ESOP”), which holds 433,889 shares of the Company’s common stock. In the table above, these shares are included in the total amount of stock that each trustee controls.

(5)	Includes 3,434 shares for which Mr. Holbrook shares voting and investment power with his spouse.

(6)	Includes 22,482 shares underlying options that have vested or are exercisable within 60 days under the Company’s Stock Option Plan.
(7)

Mr. Holbrook, Mr. Huneycutt, Mr. Stokes, Mr. Garrison and Mr. Underwood serve as trustees of the Home Savings Bank of Albemarle, Inc., S.S.B. Employee Stock Ownership Plan (the “ESOP”), which holds 433,889 shares of the Company’s common stock. The trustees of the ESOP share certain voting and investment power of such shares.

(8)

Includes 22,263 shares for which Mr. Huneycutt shares voting and investment power with his spouse. This number also includes 1,737 shares held by Mr. Huneycutt’s spouse. Mr. Huneycutt disclaims beneficial ownership of such shares.

(9)	Includes 6,845 shares for which Mr. Stokes shares voting and investment power with his spouse.
(10)

Includes 6,993 shares for which Mr. Swanner shares voting and investment power with his spouse. This number also includes 89,930 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan.

(11)

Includes 11,200 shares for which Mr. Cranford shares voting and investment power with his spouse, and 200 shares held in trust for the benefit of Mr. Cranford’s children. This number also includes 12,589 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan.

(12)

Includes 18,500 shares for which Mr. Smith shares voting and investment power with his spouse. This number also includes 12,238 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan.

(13)

Includes (i) 3,142 shares for which Ms. Goins shares voting and investment power with her spouse, (ii) 4,000 shares owned by her sister, and (iii) 640 shares held as custodian for her son. This number also includes 13,289 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan.

(14)

The 433,889 shares held by the ESOP for which the trustees, Messrs. Holbrook, Huneycutt, Stokes, Garrison and Underwood, share voting and investment power have been included only once in the total number of shares owned beneficially by the directors and executive officers as a group. This number includes 217,974 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan.

Past Contacts, Transactions, Negotiations and Agreements

Generally. During the past two years, neither the Company nor the Bank has engaged in significant transactions with any of their affiliates, executive officers or directors, nor have we engaged in negotiations regarding such types of transactions. The concept of “significant transactions” includes any transaction or series of similar transactions with an aggregate value in excess of $60,000.

There are no agreements between the Company, the Bank or the Company’s executive officers and directors and any other person with respect to any shares of our common stock, except as related to shares held in the Bank’s ESOP for eligible employees of the Bank and the South Street Financial Corp Stock Option Plan (the “Stock Option Plan”).

Directors and officers of the Company and their associates are customers of and have had transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. Currently, no executive officer or director is indebted by any such loan to the Bank. In addition, no director or executive officer has pledged shares of our common stock.

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, neither the Company nor the Bank has any plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iii) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s corporate structure or business.

Employee Stock Ownership Plan. The Bank has established the ESOP for eligible employees of the Bank. Employees with 1,000 hours of employment in a plan year and who have attained age 21 are eligible to participate. The ESOP borrowed funds from the Company and used the funds to purchase 359,720 of the shares of common stock issued in connection with the Bank’s conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the “Conversion”).

Collateral for the Company’s loan to the ESOP is the common stock purchased by the ESOP. The loan will be repaid principally from the Bank’s discretionary contributions to the ESOP over a period of 15 years or less. Dividends-other than special dividends-if any, paid on shares held by the ESOP may also be used to reduce the loan. The Bank has not guaranteed the loan. On January 8, 1998, the Company paid a $6.00 per share return of capital in the form of a special dividend to its stockholders. As of September 30, 1999, the ESOP had purchased 168,448 shares of common stock in the open market using funds received as a special dividend in addition to the 359,720 shares purchased in the Conversion and now holds, net of shares allocated or committed to be allocated to participants’ accounts, in the aggregate, 55,693 shares.

Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits vest in annual increments with full vesting upon attaining five years of service (with credit given for years of service prior to the Conversion). Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement (or early retirement), or disability will receive only vested benefits under the ESOP. Forfeitures are reallocated among remaining participating employees in the same proportion as contributions. Benefits immediately vest and are payable upon death or disability. The Bank’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

The Bank has established a committee of the board of directors to administer the ESOP. Trustees for the ESOP were appointed prior to the Conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees may instruct the trustees as to the voting of all shares allocated to their respective ESOP accounts. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The ESOP may be considered an “anti-takeover” device since the ESOP may control a sufficient percentage of the total outstanding Common Stock of the Company so that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover.

Stock Option Plan. On October 15, 1997, the stockholders of the Company approved the South Street Financial Corp. Stock Option Plan (the “Stock Option Plan”). The Company has reserved 449,650 shares of its common stock for issuance upon the exercise of options that have been granted under the Stock Option Plan. All directors, officers and employees of the Company, the Bank, and any of the Bank’s subsidiaries are eligible for participation in the Plan. J. Banks Garrison, Jr. does not participate in the Stock Option Plan. Options to purchase 449,650 shares of the common stock were granted on January 20, 1998 and expire on January 20, 2008. Of this amount, options to purchase 22,482 shares of the common stock were granted to each non-employee director, options to purchase 89,931 shares were granted to Mr. Swanner, and options to purchase 157,374 shares were granted to other employees. All options have now vested and are nonforfeitable. No option has yet been exercised. Nonqualified stock options granted to the nonemployee directors of the Company and the Bank vested immediately and are nonforfeitable.

No cash consideration was paid for the options. The option exercise price is $12.00, the fair market value of the common stock on the date of grant based on the average high and low selling prices of the common stock on the Nasdaq Global Market, as provided in the Stock Option Plan. The last sale price for the Company’s common stock reported on the Nasdaq Global Market on February 15, 2007 was $9.10. The exercise price may be paid in cash or cash equivalent or, if permitted by the Stock Option Committee, by delivery of shares of common stock with a market value equal to the exercise price.

The Stock Option Plan provides that the Company’s Board of Directors shall have the discretionary authority to authorize cash payments to the holders of unexercised options equal to the amount of dividends that would have been paid on shares subject to options if the options had been exercised. No such payment may be made in connection with dividends or other distributions that result in a reduction in the option exercise price.

In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the Stock Option Plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. In addition, in the event the Company declares a special cash dividend or return of capital, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration may be adjusted to give effect to such special cash dividend or return of capital.

Common Stock of the Company

Comparative Market Price Data. Our common stock is currently listed on the Nasdaq Global Market under the symbol “SSFC”. The following table lists the high and low sales and dividend information for our common stock for the periods indicated. Prices in the table reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. The last sale price for our common stock reported on the Nasdaq Global Market on February 15, 2007 was $9.10.

	Dividends	Stock Price
	Regular	High	Low
2006:
First Quarter	$0.10	$9.84	$8.75
Second Quarter	$0.10	$9.65	$8.99
Third Quarter	$0.10	$9.49	$8.50
Fourth Quarter	$0.10	$9.52	$8.38

2005:
First Quarter	$0.10	$10.24	$9.30
Second Quarter	$0.10	$10.00	$9.41
Third Quarter	$0.10	$10.00	$9.25
Fourth Quarter	$0.10	$10.00	$9.00

After the Recapitalization, we intend to deregister our common stock so that the Company is no longer an Exchange Act reporting company. As a result, we anticipate that our common stock will no longer be quoted on the Nasdaq Global Market or be eligible for trading on any national exchange. We do anticipate that both our common stock and Series A Preferred Stock will be quoted in OTC Bulletin Board, and based on prior discussions with Howe Barnes, we anticipate that Howe Barnes will serve as a market maker for both classes of Company stock after the Conversion.

As of the Record Date, the Company had reserved 449,650 shares of its common stock for issuance upon the exercise of options that have been granted under the Stock Option Plan, and options to purchase all 449,650 shares of common stock have been granted at an exercise price of $12.00 per share. The Company has no compensation plans other than the Stock Option Plan authorized to issue equity securities and no outstanding options, warrants or rights.

The Company has not made an underwritten public offering of the Company’s common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A (Securities Act Rule 251 through 263).

Dividends. Although our payment of dividends are subject to certain requirements and limitations under North Carolina corporate law, except as set forth in this discussion, neither the North Carolina Commissioner of Banks nor the Federal Reserve or FDIC have promulgated any regulations specifically limiting our right to pay dividends. However, the ability of the Company to pay dividends (or to repurchase shares) may be dependent upon our receipt of dividends from the Bank, our wholly-owned subsidiary.

A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of that transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if after making such distributions the institution would become “under capitalized” (as that term is defined in applicable laws and regulations).

In addition, the Bank is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the Bank’s new tool to stock conversion. Under FDIC regulations, stock repurchases may be made by the savings bank only upon the FDIC’s prior approval.

The Company must also obtain Federal Reserve approval in order to use more than 10% of its net worth to make stock repurchases during any 12 month period unless the Company (i) both before and after the redemption satisfies capital requirements for “well capitalized” state member banks; (ii) received a one or two rating in its last examination; and (iii) is not the subject of any unresolved supervisory issues.

Prior Stock Purchases. Since October 1, 2004, the Company has repurchased 104,365 shares of its common stock. Since that time, the highest price paid by the Company in repurchasing its stock was $10.10 (paid in December 2004), and the lowest price was $9.30 (paid in March 2006). The following table discloses the amount of shares purchased, the range of prices paid, and the weighted average purchase price for each quarter during the past two years. To the extent an item is listed as “N/A” no purchases were made during that fiscal quarter.

Period	Total Number of Shares Purchased	Average Price Paid per Share		Range of Prices Paid
October 1, 2004 to December 31, 2004	11,175		$10.04	$10.00 –10.10
January 1, 2005 to March 31, 2005	10,000		$9.55	$ 9.55
April 1, 2005 to June 30, 2005	0	$	N/A	$ N/A
July 1, 2005 to September 30, 2005	38,292		$9.72	$ 9.56 –9.81
October 1, 2005 to December 31, 2005	0	$	N/A	$ N/A
January 1, 2006 to March 31, 2006	44,898		$9.48	$ 9.30 – 9.53
April 1, 2006 to June 30, 2006	0	$	N/A	$ N/A
July 1, 2006 to September 30, 2006	0	$	N/A	$ N/A

Recent Transactions. On December 15, 2006, Cris D. Turner, a Vice President of the Company, purchased 3,000 shares of the Company common stock on the open market at the price of $9.50 per share. On January 23, 2007, J. Banks Garrison, a director of the Company, purchased 50 shares of Company common stock on the open market at the price of $9.40 per share.

Except as otherwise set forth herein, neither the Company nor any executive officer, director, affiliate or subsidiary of the Company, nor any of the Company’s or any subsidiary’s pension, profit sharing, or similar plan, has engaged in any transaction in the Company’s common stock during the past sixty (60) days.

Description of Common Stock. The Company is authorized to issue 20,000,000 shares of common stock, no par value. As of the Record Date, there were 2,954,696 shares of our common stock outstanding. Each share of our common stock has equal voting rights, preferences and privileges.

Description of Preferred Stock. Under the terms of the Company’s Articles of Incorporation prior to the adoption of the Amendment, the Company is authorized to issue 5,000,000 shares of preferred stock, of which no shares are issued or outstanding. Our Board of Directors has the authority to prescribe the relative preferences, rights and limitations of the shares of preferred stock, subject to limitations prescribed by law and South Street’s Articles of Incorporation, as amended. The number of these preferred shares which will be authorized after the Amendment will be reduced to 4,500,000. The remaining 500,000 will comprise the Series A Preferred Stock, as more particularly described in the Proxy Statement and the Amendment, attached hereto as Exhibit A.

Number of Record Stockholders. As of June 2006, the Company had approximately 597 record stockholders.

Voting Rights of Common Stock. Each share of the Company’s common stock has the same voting rights and is identical in all respects to every other share of common stock. The holders of common stock possess all voting rights with respect to the Company. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of our common stock. Holders of Series A Preferred Stock will not be entitled to vote on any matter other than (i) as otherwise required by law or (ii) upon the merger, acquisition or sale of the Company’s stock or assets, which requires the approval of the common stockholders.

FINANCIAL INFORMATION OF THE COMPANY

Selected Consolidated Financial Data (Unaudited)

The following tables set forth certain unaudited consolidated selected financial data for the Company and its subsidiary for the fiscal years ended December 31, 2005, 2004 and 2003 and the nine month periods ended September 30, 2006 and 2005. This consolidated selected financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for, the fiscal years ended December 31, 2005, 2004 and 2003 as well as accompanying notes, which are incorporated herein by reference to our annual report on Form 10-KSB for the year ended December 31, 2005, and our unaudited consolidated financial information as of, and for the nine months ended, September 30, 2006 and 2005 as well as accompanying notes, which are incorporated herein by reference to our quarterly report on Form 10-QSB for the nine months ended September 30, 2006.

	Year to Date September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(Dollars in thousands, except per share amounts)
Financial Condition Data:
Total assets	$268,848	$236,134	$243,233	$215,551	$220,154
Investment securities (1)	42,381	40,459	39,063	48,140	58,243
Loans receivable, net (2)	204,186	176,174	183,212	152,431	143,344
Deposits	228,047	193,443	198,634	186,905	181,120
Borrowings	10,000	13,000	15,000	—	10,000
Stockholders’ equity	26,080	25,529	25,970	25,731	25,647
Book value per common share	8.83	8.51	8.66	8.44	8.33

Operating Data:
Interest income	$11,479	$9,233	$12,663	$10,531	$11,466
Interest expense	$5,828	$3,716	5,271	4,430	5,166

Net interest income	$5,651	$5,517	7,392	6,101	6,300
Provision for loan losses	$90	$90	120	90	120
Noninterest income	$588	$635	856	789	819
Noninterest expense	$4,590	$4,249	5,736	5,085	5,080
Income before income taxes	$1,559	$1,813	2,392	1,715	1,919

Income tax expense	$602	$697	812	626	675

Net income	$957	$1,116	$1,580	$1,089	$1,244

Selected Other Data:
Basic gross earnings per common share (3)	$0.53	$0.62	$0.81	$0.58	$0.66
Diluted gross earnings per common share	$0.53	$0.62	$0.81	$0.58	$0.66
Basic net earnings per common share (4)	$0.33	$0.38	$0.54	$0.37	$0.43
Diluted net earnings per common share	$0.33	$0.38	$0.54	$0.37	$0.43
Dividends per common share	$0.30	$0.30	$0.40	$0.40	$0.40
Dividend payout ratio(5)	90.91%	78.95%	74.49%	108.11%	95.24%
Return on average assets	0.50%	0.66%	0.70%	0.51%	0.56%
Return on average equity	4.92%	5.77%	6.13%	4.25%	4.92%
Average equity to average assets	10.16%	11.48%	11.48%	12.04%	11.43%

(1)	Includes interest-bearing deposits federal funds sold, Federal Home Loan Bank stock and investment securities.
(2)	Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3)	Basic gross earnings per common share represents total income before taxes divided by the weighted average common shares outstanding.
(4)	Basic net earnings per common share represents total income after taxes divided by the weighted average common shares outstanding.
(5)	The dividend payout ration represents dividends per share as a percent of basic earnings per share

Selected Consolidated Pro Forma Financial Information (Unaudited)

The following pro forma financial information is condensed and unaudited and should be read in conjunction with and is qualified in its entirety by our historical consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. The following unaudited pro forma consolidated financial information as of September 30, 2006 and for the nine months ended September 30, 2006 and for the year ended December 31, 2005 gives effect to the following assumptions:

* We have assumed that the Rule 13e-3 transaction occurred as of September 30, 2006 for purposes of the consolidated balance sheet, and as of January 1 of the indicated period for purposes of the consolidated statements of income.

* We have assumed that a total of 76,864 shares of common stock will be exchanged for the same number of share of Series A Preferred stock. Additionally, we have prepared two pro formas, one assuming that 50% of Series A preferred shareholders will exercise their right to sell their shares back to us at the $10.00 per share put price within 30 days following the Conversion and the other one assuming that 100% of Series A preferred shareholders sell their shares back to us at the $10.00 per share put price within 30 days following the Conversion.

* We have assumed that we will incur approximately $123,000 in costs and expenses relating to the Rule 13e-3 transaction and that we will realize direct savings of costs currently incurred, estimated to be approximately $88,000 per year as a result of the Rule 13e-3 transaction.

* We have assumed that the expenses and anticipated cost savings in connection with the Rule 13e-3 transaction will be taxed at an effective rate of 38%.

The unaudited pro forma consolidated financial information is intended for informational purposes and is not necessarily indicative of (i) what our actual financial position would have been if the Recapitalization was completed as of the dates indicated or (ii) the results that may be reported by us in the future.

South Street Financial Corp. and Subsidiary

Selected Condensed Consolidated Financial Information

Dollars in Thousands (except per share data)

	Historical December 31, 2004	Historical December 31, 2005	Historical Nine Months Ended September 30, 2006 (Unaudited)	Change (Unaudited)		Pro Forma Nine Months Ended September 30, 2006 (Unaudited)	50% opting to sell at $10.00 put price			100% opting to sell at $10.00 put price
							Change (Unaudited)		Pro Forma (Unaudited)	Change (Unaudited)		Pro Forma (Unaudited)
ASSETS

Cash	$23,176	$11,937	$16,243	$(123	)(2)	$16,120	$(384	)(6)	$15,736	$(769	)(6)	$15,351
Federal funds sold	2,370	2,363	2,088	—		2,088	—		2,088	—		2,088
Securities available for sale	18,691	24,101	24,130	—		24,130	—		24,130			24,130
Securities held to maturity	6,479	5,254	4,674	—		4,674	—		4,674	—		4,674
Loans receivable, net	152,431	183,212	204,186	—		204,186	—		204,186	—		204,186
Properties and equipment, net	2,602	4,608	5,584	—		5,584	—		5,584	—		5,584
Other assets	9,802	11,758	11,943	—		11,943	—		11,943	—		11,943

TOTAL ASSETS	$215,551	$243,233	$268,848	$(123)		$268,725	$(384)		$268,341	$(769)		$267,956

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$186,905	$198,634	$228,047	$—		$228,047	$—		$228,047	$—		$228,047
Borrowings	—	15,000	10,000			10,000	—		10,000	—		10,000
Other liabilities	2,915	3,629	4,721	(47	)(3)	4,674	—		4,674	—		4,674

TOTAL LIABILITIES	189,820	217,263	242,768	(47)		242,721	—		242,721	—		242,721

STOCKHOLDERS’ EQUITY
Preferred stock, no par value: authorized 5,000,000 shares and none issued as of September 30, 2006 and 4,500,000 shares authorized and none issued on a pro forma basis	—	—	—	—		—	—		—	—		—
Series A Preferred stock, no par value: no shares authorized or issued as of September 30, 2006 and 500,000 shares authorized and 76,864 shares issued and outstanding on a pro forma basis	—	—	—	679	(1)	679	(339	)(5)	340	(679	)(6)	—
Common stock, no par value: authorized 20,000,000 shares; issued 2,954,696 shares at September 30, 2006 and 2,877,832 shares issued and outstanding on a pro forma basis	5,773	5,735	5,619	(679	)(1)	4,940			4,940	—		4,940
Retained earnings	20,076	20,483	20,570	(76	)(4)	20,494	(45	)(5)	20,449	(90	)(6)	20,404
Accumulated other comprehensive loss	(118)	(248)	(109)	—		(109)	—		(109)	—		(109)

TOTAL STOCKHOLDERS’ EQUITY	25,731	25,970	26,080	(76)		26,004	(384)		25,620	(769)		25,235

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$215,551	$243,233	$268,848	$(123)		$268,725	$(384)		$268,341	$(769)		$267,956

Book value per share	$8.44	$8.66	$8.83			$8.80			$8.78			$8.77

(1)	This adjustment represents the reclassification of Common Stock and Series A Preferred Stock.
(2)	This adjustment represents the payment of expenses estimated to be incurred in connection with the transaction in the amount of $123,000.
(3)	The adjustment represents the tax benefit of the estimated expenses in connection with the transaction.
(4)	The adjustment represents the estimated expenses in connection with the transaction of $123,000, less the tax benefit of $47,000.
(5)	This adjustment represents the payment of $384,320, the “put price” of $10.00 per share on 50% of shares electing to sale within (30) days following the Conversion.
(6)	This adjustment represents the payment of $768,640, the “put price” of $10.00 per share on 100% of shares electing to sale within (30) days following the Conversion.

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the Nine Months Ended September 30, 2006

(Dollars in Thousands, except per share data)

	Historical Nine Months Ended September 30, 2006 (Unaudited)	Adjustments (Unaudited)		Pro forma Nine Months Ended September 30, 2006 (Unaudited)	50% opting to sell at $10.00 put price			100% opting to sell at $10.00 put price
					Adjustments (Unaudited)		Pro forma (Unaudited)	Adjustments (Unaudited)		Pro forma (Unaudited)
Interest income	$11,479	$—		$11,479	$(15	)(3)	$11,464	$(30	)(4)	$11,449
Interest expense	(5,828)			(5,828)			(5,828)			(5,828)

Net interest income	5,651			5,651	(15)		5,636	(30)		5,621

Provision for loan losses	(90)			(90)			(90)			(90)

Net interest income after provision for loan losses	5,561			5,561	(15)		5,546	(30)		5,531

Non-interest income	588			588			588			588

Non-interest expense	(4,590)	(57	)(1)	(4,647)			(4,647)			(4,647)

Income before income taxes	1,559	(57)		1,502	(15)		1,487	(30)		1,472

Provision for income taxes	(602)	22	(2)	(580)	6	(2)	(574)	11	(2)	(569)

Net Income	$957	$(35)		$922	$(9)		$913	$(19)		$903

Basic and Diluted earnings per share	$0.33			$0.32			$0.31			$0.31

(1)	This adjustment represents the estimated expenses in connection with the transaction of $123,000, less the cost of savings of approximately $66,000 over a nine month period that we expect to realize as a result of the Rule 13e-3 transaction.
(2)	This adjustment represents the estimated tax effect at 38%.
(3)	This adjustment represents the loss earnings on $384,320 used to purchase 50% of preferred shares that are “put” back to the bank, calculated at a 5.26% interest rate.
(4)	This adjustment represents the loss earnings on $768,640 used to purchase 100% of preferred shares that are “put” back to the bank, calculated at a 5.26% interest rate.

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the Year Ended December 31, 2005

(Dollars in Thousands, except per share data)

	Historical Year Ended December 31, 2005	Adjustments		Pro forma Year Ended December 31, 2005	50% opting to sell at $10.00 put price			100% opting to sell at $10.00 put price
					Adjustments (Unaudited)		Pro forma (Unaudited)	Adjustments (Unaudited)		Pro forma (Unaudited)
Interest income	$12,663	$—		$12,663	$(20	)(3)	$12,643	$(40	)(4)	$12,623
Interest expense	(5,271)			(5,271)			(5,271)			(5,271)

Net interest income	7,392			7,392	(20)		7,372	(40)		7,352

Provision for loan losses	(120)			(120)			(120)			(120)

Net interest income after provision for loan losses	7,272			7,272	(20)		7,252	(40)		7,232

Non-interest income	856			856			856			856

Non-interest expense	(5,736)	(35	)(1)	(5,771)			(5,771)			(5,771)

Income before income taxes	2,392	(35)		2,357	(20)		2,337	(40)		2,317
Provision for income taxes	(812)	13	(2)	(799)	8	(2)	(791)	15	(2)	(784)

Net income	$1,580	$(22)		$1,558	$(12)		$1,546	$(25)		$1,533

Basic and Diluted earnings per share	$0.54			$0.53			$0.53			$0.52

(1)	This adjustment represents the estimated expenses in connection with the transaction of $123,000, less the cost of savings of approximately $88,000 annually that we expect to realize as a result of the Rule 13e-3 transaction.
(2)	This adjustment represents the estimated tax effect at 38%.
(3)	This adjustment represents the loss earnings on $384,320 used to purchase 50% of preferred shares that are “put” back to the bank, calculated at a 5.62% interest rate.
(4)	This adjustment represents the loss earnings on $768,640 used to purchase 100% of preferred shares that are “put” back to the bank, calculated at a 5.62% interest rate.

Computation of Ratio of Earnings to Fixed Charges

(Dollars in thousands)

(unaudited)

	For the Nine Months Ended September 30, 2006	Pro Forma For the Nine Months Ended September 30, 2006	For the Year Ended December 31, 2005	Pro Forma For the Year Ended December 31, 2005
Income before income taxes	1,559	1,502	2,392	2,357
Add: Interest expense	5,828	5,828	5,271	5,271
Portion of rents representative of interest factor	3,375	3,375	3,750	3,750

Earnings ad adjusted	10,762	10,705	11,413	11,378

Fixed charges:
Interest expense	5,828	5,828	5,271	5,271
Portion of rents representative of interest factor	3,375	3,375	3,750	3,750

Total fixed charges	9,203	9,203	9,021	9,021
Ratio of earnings to fixed charges	1.2	1.2	1.3	1.3

(a)	The ratio of earnings to fixed charges has been computed based upon earnings before provision for income taxes and fixed charges. Fixed charges consist of interest expense and proportional rental expense for the relevant time period.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholders may submit proposals for consideration at the 2007 Annual Meeting of Stockholders. In order for stockholder proposals for the 2007 Annual Meeting to be eligible for inclusion in the Company’s proxy statement, they must be must have been received by the Secretary of the Company at the Company’s principal executive office not later than December 7, 2006 and meet all other applicable requirements for inclusion therein.

In the alternative, a stockholder may commence his own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2007 Annual Meeting of Stockholders of the Company. In order to do so, the stockholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 20, 2007, of his proposal. If the stockholder wants to stop the Company from voting proxies (under the discretionary authority granted by the form of proxy to be solicited by the Company for use at the 2007 Annual Meeting) on his proposal, the notice must also state the stockholder’s intent to solicit the required number of votes for passage of his proposal and the stockholder must provide evidence to the Company that the solicitation has occurred.

The Company’s bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by the Company’s Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including South Street, who file electronically with the SEC. The address of that website is http:\\www.sec.gov.

The Company has filed a transaction statement on Schedule 13E-3 with the SEC in connection with the transaction described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

Dixon Hughes PLLC has been appointed by the Company’s Audit Committee as the independent certified public accountants to audit the Company and the Bank’s financial statements for the fiscal years ending December 31, 2005 and 2006, and the Company’s stockholders ratified such appointment. We do not anticipate that representatives of our principal accountants will be in attendance at the Special Meeting; however, if representatives of our principal accountants elect to attend the Special Meeting, they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions at stockholder request.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows South Street to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our annual report on Form 10-KSB for the fiscal year ended December 31, 2005, filed pursuant to Section 13 of the Exchange

Act, includes financial statements and schedules and is incorporated herein by reference. Our most recent quarterly report on Form 10-QSB for the nine month period ended September 30, 2006, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules that are incorporated herein by reference. The Company’s 10-KSB was filed with the SEC on March 31, 2006, and its latest 10-QSB was filed with the SEC on November 14, 2006. We undertake to deliver promptly, without charge, upon the written or oral request of any stockholder, a separate copy of our annual report on Form 10-KSB or its quarterly report on Form 10-QSB. Requests should be submitted to David L. Smith, Secretary, South Street Financial Corp., P.O. Box 489, 155 West South Street, Albemarle, North Carolina 28001.

This document incorporates by reference the documents listed below that South Street has filed previously with the SEC. We are delivering copies of these documents that are incorporated by reference to stockholders in connection with this Proxy Statement. They contain important information about the Company and its financial condition.

•	South Street’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005; and

•	South Street’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,

/s/ David L. Smith
David L. Smith,
Secretary

Albemarle, North Carolina

February 23, 2007

APPENDIX A

AMENDMENT TO ARTICLES OF INCORPORATION

OF

SOUTH STREET FINANCIAL CORP.

See Attached

ARTICLES OF AMENDMENT

OF

SOUTH STREET FINANCIAL CORP.

Pursuant to Section 55-10-06 of the General Statutes in North Carolina, South Street Financial Corp. hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation with the North Carolina Secretary of State:

1. The name of the Corporation is South Street Financial Corp.

2. Article II of the Articles of Incorporation of the undersigned Corporation shall be amended by striking Article II thereof and by substituting in lieu of said Article the following, which shall read in its entirety as follows:

ARTICLE II

Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have authority to issue a total of 25,000,000 shares of capital stock, none of which shall have any par value, divided into classes as follows:

Class	Number of Shares
Common Stock	20,000,000
Series A Preferred Stock	500,000
Additional Preferred Stock	4,500,000

Section 2.2. Common Stock. The shares of Common Stock shall be of one and the same class. Subject to the rights of holders of the Series A Preferred Stock, as determined in Section 2.3, and the additional Preferred Stock, as determined by the Board of Directors pursuant to Section 2.4 hereof, and by the North Carolina Business Corporation Act (“NCBCA”), as now constituted or hereafter amended, the holders of shares of Common Stock shall have one vote per share on all matters properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release, or other action, and shall be entitled to participate pro rata after preferential rights of holders of Series A Preferred Stock, and holders of any additional issued and outstanding Preferred Stock, in the distribution of the net assets of the Corporation upon dissolution.

Section 2.3. Series A Preferred Stock. The shares of Series A Preferred Stock shall be of one and the same class.

A. Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution, or winding up of the Corporation, ranks senior to the Common Stock in the manner specifically set forth in this Section 2.3. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

B. Voting Rights. Holders of Series A Preferred Stock are entitled to vote only (i) as required by law and (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Corporation, or other business combination involving the Corporation, in which the holders of Common Stock are entitled to vote. On those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders have the right to one vote for each such share of Series A Preferred Stock held, and the votes shall be counted cumulatively with those votes cast by holders the Common Stock, except to the extent approval is required by a separate class under applicable law.

C. Dividend Rights. Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, so that holders of the Series A Preferred Stock shall receive dividends, when and if declared and paid by the Corporation, prior to the receipt of dividends by the holders of Common Stock and in an amount not less than paid to the holders of Common Stock. The Corporation is not required to pay any dividends on the Series A Preferred Stock and/or the Common Stock and has the right to waive the declaration or payment of dividends. Any dividends waived by the Corporation will not accumulate to future periods and will not represent an actual or contingent liability of the Corporation.

D. Redemption Rights. Upon the Share Conversion (as defined in Section 2.5), each holder of record of shares of Series A Preferred Stock may, for a period of thirty (30) calendar days following the Conversion Effective Time (as defined in Section 2.5), exercise an option to sell to the Corporation all of such holder’s shares of Series A Preferred Stock at the price of $10.00 per share (the “Option”). If such holder of shares of Series A Preferred Stock exercises such Option, the Corporation shall be required to buy such shares at the aforesaid price. If such holder of shares of Series A Preferred Stock fails to exercise the Option in writing, and such written exercise is not actually received by the Company, by the 30th calendar day following the Conversion Effective Time, such Option will expire. The closing of each sale and purchase contemplated by this Section 2.3(D) shall occur within ten (10) business days following Corporation’s timely receipt of the holder’s written exercise of the Option.

E. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of Common Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to $4.50 per share of Series A Preferred Stock. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock and all other shares of any parity stock, then the holders of Series A Preferred Stock and all other shares of parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Holders of Common Stock shall not receive a liquidity distribution or dividend with a value greater than the liquidating dividend or distribution received by holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. A Change of Control (as hereinafter defined) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.3(E).

F. Preemptive Rights. Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of the Corporation that may be issued in the future.

G. Convertibility. The Series A Preferred Stock shall automatically convert into shares of the Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control. A “Change of Control” is any merger, acquisition of all of the capital stock of, or other business combination involving, the Corporation (other than with an entity 50% or more of which is controlled by, or is under common control with, the Corporation), (i) in which the Corporation is not the surviving entity, or (ii) in which the Corporation survives the transaction as a subsidiary of another entity, or (iii) which involves any sale of all or substantially all of the assets of the Corporation or (iv) in which the Corporation’s shareholders immediately prior to the transaction will hold less than 50% of the equity ownership or voting rights of the surviving entity after the transaction.

H. Limitations of Rights. Holders of shares of Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

Section 2.4. Additional Preferred Stock. The shares of Preferred Stock, other than the Series A Preferred Stock, may be issued from time to time by the Corporation, and the Board of Directors may create and divide such shares into series within that class, and such shares and the shares of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions, or restrictions thereon) as the Board of Directors may and hereby is authorized to determine.

Section 2.5. Common Stock Share Conversion. On March 22, 2007 at 11:59 p.m. Eastern Standard Time (the “Conversion Effective Time”), each share of Common Stock outstanding held by a record holder of fewer than seven hundred and fifty (750) issued and outstanding shares of the Corporation’s Common Stock shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified as Series A Preferred Stock (the “Share Conversion”), on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the Share Conversion owned by a shareholder who is the record holder of seven hundred fifty (750) or more shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.

3.	The Share Conversion will be effected as follows:

(a)	Following the Conversion Effective Time, the Corporation’s transfer agent will deliver a letter of transmittal to those shareholders of record holding fewer than seven hundred fifty (750) shares of Common Stock immediately prior to the Conversion Effective Time, with instructions as to how these stockholders shall endorse and submit the currently issued and outstanding stock certificates to the Corporation in exchange for new stock certificate(s) representing the number of shares of the Corporation’s Series A Preferred Stock owned by such shareholder following the Conversion Effective Time.

(b)	Each shareholder holding fewer than seven hundred fifty (750) shares of Common Stock immediately prior to the Conversion Effective Time will deliver to the transfer agent such instruments and certificates as required by the Corporation’s transfer agent, including that shareholder’s existing stock certificates and required affidavits and indemnity agreements. These shareholders will receive a new stock certificate representing the shareholder’s ownership of the number of Series A Preferred Stock shares resulting from the Share Conversion, which will be equal to the number of common shares held by such shareholders immediately prior to the Conversion Effective Time.

4. The amendments to the Articles of Incorporation of the Corporation referenced in Article 2 of this Articles of Amendment were (i) adopted by the members of the Corporation’s Board of Directors on December 6, 2006 and (ii) adopted and approved by the shareholders of the Corporation on March 20, 2007 in the manner prescribed by the General Statutes of North Carolina.

5. These Articles of Amendment will become effective upon filing.

APPENDIX B

OPINION OF FINANCIAL ADVISOR

August 10, 2006

Board of Directors

South Street Financial Corp.

155 West South Street

Albemarle, NC 28001

Dear Gentlemen:

You have asked us to render our opinion as to the fairness, from a financial point of view, to holders of the outstanding shares of common stock of South Street Financial Corp. (“South Street”) of the Put Price for the Series A Preferred Stock to be issued to certain holders of South Street’s common stock in connection with a proposed recapitalization (the “Recapitalization”) pursuant to and in accordance with the terms more fully set forth in the draft Amendment to the Articles of Incorporation (the “Amendment”) provided to us.

Howe Barnes Hoefer & Arnett, Inc., as part of its investment banking business, is regularly engaged in performing financial analyses of financial institutions and their securities in connection with mergers and acquisitions, initial and secondary offerings, corporate transactions, valuations, and for other purposes. We have acted as financial advisor to South Street in connection with the Recapitalization as set forth in the Amendment. We expect to receive compensation for our services in connection with the Recapitalization, which is contingent upon rendering this opinion. South Street also has agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement, including liabilities under federal securities laws. We may provide financial advisory services to South Street in the future.

You have advised us that, in accordance with the Amendment, at the effective time of the Recapitalization, each holder of record owning less than 750 shares of South Street’s common stock (excluding shares held by South Street’s shareholders who have perfected their dissenters rights of appraisal) will have their shares of South Street’s common stock cancelled and will receive one share of South Street’s Series A Preferred Stock for each share of common stock they own immediately prior to the conversion of common shares for such preferred shares. The shareholders receiving South Street’s Series A Preferred Stock in the Recapitalization will be entitled to sell these shares back to South Street for a period of 30 days following the effective time of the Recapitalization at a price equal to $10.00 per preferred share (the “Put Price”). If South Street’s stockholders approve the Recapitalization, each holder of record:

•

Holding fewer than 750 shares of South Street common stock at the effective time of the Recapitalization will receive one share of South Street’s Series A Preferred Stock for each share of South Street’s common stock owned by that stockholder; or

•	Holding 750 or more shares of South Street common stock at the effective time of the Recapitalization will continue to hold all of the common shares they own.

In the course of our engagement we have reviewed and analyzed:

i.	The Amendment;

ii.	South Street’s annual reports to stockholders and its financial statements as filed on form 10-KSB, as amended, for each of the three years ended December 31, 2003, December 31, 2004, and December 31, 2005;

iii.	South Street’s quarterly reports and financial statements as filed on Form 10-Q for the three and six month periods ending March 31 and June 30, 2006, respectively;

iv.	Certain information regarding the historical record of reported prices, trading activity and dividend payments of South Street’s common stock;

v.	Certain reported financial terms of selected recent transactions which we deemed to be relevant;

vi.	Publicly available business financial information regarding South Street;

vii.	Certain forecasts and supporting information prepared by South Street’s management with respect to the Recapitalization;

viii.	Discussions with South Street’s management regarding the background of the Recapitalization and reasons and basis for the Recapitalization and management’s opinion of future business prospects for the South Street; and

ix.	Other studies, analyses and investigations, particularly of the banking industry, and such other information as we deemed appropriate.

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial, accounting, business, legal, tax, and other information discussed with or furnished to us by South Street and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including financial forecasts of South Street management and information relating to certain strategic, financial and operational benefits anticipated by South Street management from the Recapitalization, which we received from South Street, we have assumed (with your consent) that they have been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of South Street. We express no view as to such forecasts or projected information. We have also assumed that all government, regulatory, and other consents necessary for the consummation of the Recapitalization will be obtained without any adverse affect on South Street or the benefits of the Recapitalization expected by South Street management in any way material to our analysis. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Recapitalization to be consummated.

We have not made, obtained, or been provided with (i) any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of, South Street or (ii) any independent analysis or valuation of the rights of stockholders, creditors, or any other holders of claims or rights against South Street or any of its affiliates. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and we have relied on and assumed that the aggregate allowances for loan losses set forth on the balance sheet of South Street are adequate to cover losses and fully comply with sound banking practices as of its respective date. We have further relied on the assurances of the management of South Street that they are not aware of any facts that would make any information reviewed by us inaccurate or misleading. No opinion is expressed as to whether any alternative transaction might be more favorable to South Street. We express no opinion as to South Street’s future business, assets, liabilities, operations or prospects. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Recapitalization.

Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. We have assumed that there has been no material change in South Street’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In rendering our opinion, we have assumed that the Recapitalization will be consummated according to the terms described in the Amendment.

This opinion does not address the underlying business decision of South Street to engage in the Recapitalization. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders or creditors of or any claimants against South Street or any of its affiliates should view or regard the Recapitalization. We render no opinion with respect to the relative rights and benefits or detriments of stockholders, creditors, or any other holders of claims or rights against South Street or any of its affiliates in connection with the Recapitalization. No opinion is rendered with respect to South Street or any of its affiliates. Our opinion is rendered in regard to the Put Price and does not take into account or give effect to any adjustment to the Put Price that may occur subsequent to the date hereof. This opinion does not address the prices at which the capital stock of South Street or any of its respective affiliates has traded in the past or at which such stock of South Street or any of its affiliates may trade after the date hereof or after the consummation of the Recapitalization.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent shall not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, and which review shall be completed by us as soon as practicable, although this opinion may be included in its entirety in the proxy statement of South Street used to solicit stockholder approval of the Recapitalization so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is understood that this letter is addressed and directed to the Board of Directors of South Street in its consideration of the Recapitalization and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Recapitalization or whether to sell the Series A Preferred Stock to South Street at the Put Price.

Subject to the foregoing, and based upon our experience as investment bankers, our activities described above, and other matters as we deemed relevant, we are of the opinion that as of the date hereof the Put Price for the Series A Preferred Stock to be issued in the Recapitalization is fair, from a financial point of view, to the holders of South Street’s common stock.

Very truly yours,

HOWE BARNES HOEFER & ARNETT, INC.

By
William J. Wagner
First Vice President and Managing Director

APPENDIX C

BRING DOWN LETTER OF FINANCIAL ADVISOR

December 6, 2006

Board of Directors

South Street Financial Corp.

155 West South Street

Albemarle, NC 28001

Dear Gentlemen:

On August 10, 2006, Howe Barnes Hoefer & Arnett, Inc. delivered its letter stating that it is of the opinion that as of such date, the Put Price for the Series A Preferred Stock to be issued in the Recapitalization is fair, from a financial point of view, to the holders of South Street’s common stock (the “Fairness Opinion”).

After review of South Street’s quarterly reports and financial statements as filed on Form 10-Q for the three month period September 30, 2006, certain information regarding the recent trading activity and dividend payments of South Street’s common stock; and other studies, analyses, investigations and such other information as we deemed appropriate, nothing has come to our attention that would require us to withdraw or modify our Fairness Opinion in any way.

Very truly yours,

HOWE BARNES HOEFER & ARNETT, INC.

By
William J. Wagner
First Vice President and Managing Director

C-1

APPENDIX D

ARTICLE 13 OF THE NORTH CAROLINA GENERAL STATUTES

DISSENTERS’ RIGHTS

§ 55-13-01. Definitions

In this Article:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02. Right to dissent

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a)	Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4)

An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1)	The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2)	In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a.	Cash;

b.	Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c.	A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	He does so with respect to all shares of which he is the beneficial shareholder.

§§ 55-13-04 to 55-13-19. Reserved

§ 55-13-20. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Supply a form for demanding payment;

(4)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5)	Be accompanied by a copy of this Article.

§ 55-13-23. Duty to demand payment

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25. Payment

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1)	The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2)	An explanation of how the corporation estimated the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5)	A copy of this Article.

§ 55-13-26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27. Reserved

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	The corporation fails to make payment under G.S. 55-13-25; or

(3)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29. Reserved

§ 55-13-30. Court action

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

< Subsec. (a) as amended by S.L. 1997-485, § 5.1 applicable to proceedings commenced on or after October 1, 1997, by dissenters to corporate actions that occurred before October 1, 1997 >

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. Within 10 days after service upon it of [the] complaint, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

(a1) Repealed by S.L. 1997-202, § 4, eff. Oct. 1, 1997.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2)	Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

IF PROPERLY MARKED, DATED, SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED. IF INSTRUCTIONS ARE GIVEN WITH RESPECT TO SOME BUT NOT ALL PROPOSALS, SUCH INSTRUCTIONS AS ARE GIVEN WILL BE FOLLOWED, BUT THE PROXY WILL BE VOTED “FOR” THE PROPOSALS AS TO WHICH NO INSTRUCTIONS ARE GIVEN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY THE FILING OF A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and of a Proxy Statement dated February 23, 2007.

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	DATE

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	DATE

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

REVOCABLE PROXY

SOUTH STREET FINANCIAL CORP.

SPECIAL MEETING OF STOCKHOLDERS March 20, 2007

The undersigned hereby appoints the Board of Directors of South Street Financial Corp. (the “Company”), with full power of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company, which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held at the offices of the Company at 155 West South Street, Albemarle, North Carolina, on March 20, 2007, at 10:00 a.m., Eastern Standard Time, and at any and all adjournments thereof, as follows:

		FOR	AGAINST	ABSTAIN
1.	The approval of an amendment to the Company’s Articles of Incorporation (the “Amendment”) to authorize 500,000 shares of a new Series A Preferred Stock, as more particularly set forth in the Notice of Special Meeting and Proxy Statement mailed to the Company’s shareholders on or about February 23, 2007.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	The conversion of all shares of common stock held by record shareholders owning less than 750 shares of common stock into shares of the Series A Preferred Stock on a one-for-one basis, as more particularly set forth in the Notice of Special Meeting and Proxy Statement mailed to the Company’s shareholders on or about February 23, 2007.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	The approval of an adjournment of the meeting to solicit additional proxies for approval of the proposed amendments to the Company’s Articles of Incorporation.	☐	☐	☐

The effectiveness of the Authorization and the Conversion is conditioned upon the approval of both the Authorization and the Conversion. The Board of Directors recommends a vote “FOR” the above proposals.